As filed with the Securities and Exchange Commission on May 27, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPANSION LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3674	65-1180482
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

(For Additional Registrants, see “Table of Additional Registrants” on the following page)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

(408) 962-2500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

John H. Kispert

President and Chief Executive Officer

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

(408) 962-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Tad J. Freese, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Note(1)	Proposed Aggregate Offering Price	Amount of Registration Fee(2)
7.875% Senior Notes due 2017	$200,000,000	100%	$200,000,000	$23,220
Guarantees of 7.875% Senior Notes Due 2017(3)	N/A	N/A	N/A	N/A

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2)	Calculated pursuant to Rule 457(f)(2). Pursuant to Rule 457(n), no additional registration fee is required for the registration of the guarantees.

(3)	No separate consideration will be received for the guarantees. The guarantees are not traded separately.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter/Constituent Documents[1]	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification No.
Spansion Inc.	Delaware	3674	20-3898239
Spansion Technology LLC	Delaware	3674	55-0833982

1	The address for each of the additional guarantor registrants is 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2011

PRELIMINARY PROSPECTUS

Spansion LLC

OFFER TO EXCHANGE

$200,000,000 principal amount of its

7.875% Senior Notes due 2017

which have been registered under the Securities Act,

for any and all of its outstanding 7.875% Senior Notes due 2017

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes that are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new series of notes are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

•	You may tender outstanding notes only in denominations of $2,000 and integral multiples of $1,000.

•	Our affiliates may not participate in the exchange offer.

•

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Risk Factors” beginning on page 9 of this prospectus for a description of the risks you should consider when evaluating this exchange offer.

We are not making this exchange offer in any jurisdiction where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

We have not authorized any dealer, salesperson or other people to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit an offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, Attention: Legal Department, or call (408) 962-2500 and ask to speak to someone in our Legal Department. In addition, to obtain timely delivery of any information you request, you must submit your request no later than , 2011, which is five business days before the date the exchange offer expires.

Market and Industry Data

Market and industry data included or incorporated by reference in this prospectus were obtained from a combination of third-party industry data and good faith estimates of management based on these data. While we believe these industry data and estimates of management are reliable, we have not independently verified this data. Accordingly, we do not make any representations as to the accuracy or completeness of these data. We are not aware of any misstatements regarding market or industry data contained in this prospectus; however, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed in “Risk Factors” in this prospectus.

Trademarks

SpansionTM, the Spansion logo, and other trademarks or service marks of Spansion appearing in this prospectus are the property of Spansion. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

i

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or our future financial performance. Forward-looking statements may include words such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or other wording indicating future results or expectations. Forward-looking statements are subject to risks and uncertainties, and actual events or results may differ materially. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed under “Risk Factors” in this prospectus. We also face risks and uncertainties associated with emergence from the Chapter 11 bankruptcy proceedings, or the Chapter 11 Cases; claims not discharged in the Chapter 11 Cases and their effect on our results of operations and profitability; substantial indebtedness and its impact on our financial health and operations; fluctuations in foreign currency exchange rates; the sufficiency of workforce and cost reduction initiatives; and the effect of the earthquakes and tsunami that occurred recently in Japan, the resultant intermittent power outages and the continued risk of radiation exposure from damaged nuclear power plants. Other risks and uncertainties relating to our business include our ability to: successfully transform our business and implement our new business strategy focused primarily on the embedded Flash memory market; maintain or increase our average selling price and lower our average costs; accurately forecast customer demand for our products; attract new customers; obtain additional financing in the future; maintain our distribution relationships and channels in the future; successfully enter new markets and manage our international expansion; successfully compete with existing and new competitors, or with new memory or other technologies; successfully develop new applications and markets for our products; maintain manufacturing efficiency; obtain adequate supplies of satisfactory materials essential to manufacture our products; successfully develop and transition to the latest technologies; negotiate patent and other intellectual property licenses and patent cross-licenses and acquire additional patents; protect our intellectual property and defend against infringement or other intellectual property claims; maintain our business operations and demand for our products in the event of natural or man-made catastrophic events; and effectively manage, operate and compete in the current sustained economic downturn. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstances that arises after the date of this prospectus, or to conform such statements to actual results or changes in our expectations.

ii

Prospectus Summary

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary may not contain all the information that you should consider before exchanging your notes. You should read the entire prospectus carefully, including the risk factors included elsewhere in this prospectus, as well as the information incorporated by reference, including the financial statements, before exchanging your notes. Unless the context otherwise requires, references in this prospectus to “Spansion LLC,” “we,” “our,” “us” and “the company” refer to Spansion LLC in the context of the terms of the notes, as the issuer of the notes, and references to “Spansion Inc.” refers to Spansion Inc. and its subsidiaries, including Spansion LLC.

Overview

We are a leading designer, developer and manufacturer of Flash memory solutions. We primarily focus on serving the Embedded Flash memory market to customers worldwide. Our Flash memory products primarily store data and software code for microprocessors, microcontrollers and other programmable semiconductors which run applications in a broad range of electronics systems. These electronic systems include computing and communications, automotive and industrial, consumer and gaming, wireless and machine-to-machine, or M2M, devices. In addition to Flash memory products, we assist our customers in developing and prototyping their designs by providing software and hardware development tools, drivers and simulation models for system-level integration.

Our Flash memory solutions are incorporated in products from leading original equipment manufacturers, or OEMs. Our products are designed to accommodate various voltage, interface and memory density requirements for a wide range of applications and customer platforms. The majority of our new product designs are based on our proprietary two-bit-per-cell MirrorBit technology which has a simpler cell architecture requiring fewer manufacturing steps, supporting higher yields and lower costs as compared to competing floating gate NOR Flash memory technology.

Corporate Information

Spansion Inc. is a Delaware corporation and Spansion LLC is a Delaware limited liability operating company. Our principal executive offices are located at 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, and our telephone number is (408) 962-2500. Our website address is www.spansion.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Exchange Offer

Exchange Offer	We are offering to exchange the exchange notes for the outstanding private notes that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $200,000,000 principal amount of private notes is outstanding.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must:

•

if you hold the private notes through The Depository Trust Company, or DTC, comply with the Automated Tender Offer Program procedures of DTC, and the Exchange Agent (as defined below) must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC pursuant to the procedures for book-entry transfer described herein, along with a properly transmitted agent’s message, before the expiration date; or

•

if you hold private notes through Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, S.A., or Clearstream, comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.

By tendering the private notes pursuant to the exchange offer, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Acceptance of the Private Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax Considerations	The exchange of notes will not be a taxable event for U.S federal income tax purposes. For a discussion of certain material U.S. federal income tax considerations relating to the exchange, ownership and disposition of notes, see “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent for the notes, or the Exchange Agent.

Consequences of Failure to Exchange	If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Registration Rights Agreement	You are entitled to exchange your private notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

We explain the exchange offer in greater detail beginning on page 29.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer	Spansion LLC.

Notes Offered	$200,000,000 aggregate principal amount of 7.875% Senior Notes due 2017.

Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2011.

Maturity	November 15, 2017.

Guarantees	The notes will be guaranteed on a senior unsecured basis by Spansion Inc., our ultimate parent company, and Spansion Technology LLC, our direct parent and a wholly-owned subsidiary of Spansion Inc. The guarantees do not trade separately from the notes.

Ranking	The notes and the guarantees are Spansion LLC’s and the guarantors’ senior unsecured obligations and:

•	rank pari passu with all of the current and future senior unsecured debt of Spansion LLC and the guarantors;

•	are effectively subordinated to all existing and future secured debt of Spansion LLC and the guarantors to the extent of the value of the assets securing such debt;

•	are structurally subordinated to any debt and other liabilities, including trade payables, of Spansion LLC’s subsidiaries with respect to the assets and earnings of those subsidiaries; and

•	are senior to all existing and future debt of Spansion LLC and the guarantors that is expressly subordinated in right of payment to the notes and the guarantees.

As of March 27, 2011, Spansion Inc. had consolidated debt of approximately $452.8 million, all of which constituted debt directly borrowed (or issued) by Spansion LLC or a guarantor and approximately $252.8 million of which was secured.

Optional Redemption

Prior to November 15, 2013, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest and a “make-whole” premium. Thereafter, we may redeem all or part of the notes at any time at the redemption prices set forth in the section “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

On or prior to November 15, 2013, we may redeem up to 35% of the notes with the proceeds of certain sales of our equity securities at 107.875% (100% of the principal amount plus a premium equal to the interest rate applicable to the notes), plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, you will have the right as a holder of notes to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have enough funds or the terms of our other debt may prevent us from purchasing the notes. See “Description of the Notes—Repurchase at the Option of Holders upon a Change of Control.”

Certain Covenants	The indenture governing the notes contains certain covenants that will limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends and make other restricted payments;

•	make certain investments, including investments in unrestricted subsidiaries;

•	create or permit certain liens;

•	create or permit restrictions on the ability of the restricted subsidiaries to pay dividends or make other distributions to us;

•	use the proceeds from sales of assets;

•	enter into certain types of transactions with affiliates; and

•	consolidate or merge or sell our assets as an entirety or substantially as an entirety.

These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of the Notes—Certain Covenants.” In addition, at any time that the notes have an investment grade rating from both Moody’s Investors Services, Inc. and Standard and Poor’s Ratings Services, we will not be subject to certain of these covenants.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Risk Factors	Investing in the notes involves substantial risks. You should consider carefully all of the information contained or incorporated by reference in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the notes, see “Risk Factors” beginning on page 9 of this prospectus.

Summary Historical Consolidated Financial Data

The following tables present the summary historical consolidated financial and other data for the business of Spansion Inc. for the periods indicated. Spansion Inc. derived the consolidated statements of operations data for the years ended December 28, 2008, December 27, 2009 and December 26, 2010 from its audited consolidated financial statements incorporated by reference in this prospectus. Fiscal 2008, 2009 and 2010 each consisted of 52 weeks. Spansion Inc. derived the condensed consolidated statements of operations data for the three months ended March 27, 2011 and March 28, 2010 and the condensed consolidated balance sheet data as of March 27, 2011 from its unaudited consolidated financial statements incorporated by reference in this prospectus. The three months ended March 27, 2011 and March 28, 2010 each consisted of 13 weeks.

Spansion Inc.’s historical results are not necessarily indicative of the results to be expected in the future. Upon emergence from the Chapter 11 Cases on May 10, 2010, or the Emergence Date, Spansion Inc. adopted fresh start accounting as prescribed under Accounting Standards Codification (ASC) 852 Reorganizations, which requires it to revalue its assets and liabilities to their related fair values. As such, Spansion Inc. adjusted its stockholders’ deficit to equal the reorganization value at the Emergence Date. Items such as accumulated depreciation, accumulated deficit, accumulated other comprehensive income (loss) and allowances for doubtful debt were reset to zero. Spansion Inc. allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, auction rate securities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to emergence. Items such as prepaid and other current assets, inventory, property, plant and equipment, deferred income tax asset and liability, accounts payable, income tax payable, and deferred income were significantly adjusted from amounts previously reported. Because Spansion Inc. adopted fresh start accounting at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence, the historical financial statements of the predecessor entity, or Predecessor, and the financial statements of the successor entity, or Successor, are not comparable. Refer to the notes to Spansion Inc.’s financial statements incorporated by reference in this prospectus for further details relating to fresh start accounting.

You should read this summary consolidated financial data in conjunction with our consolidated financial statements, including the related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Annual Report on Form 10-K for the year ended December 26, 2010 and the Quarterly Report on Form 10-Q for the three months ended March 27, 2011 incorporated by reference in this prospectus.

	Successor(1)		Predecessor(1)
	Three Months Ended March 27, 2011	Period from May 11, 2010 to December 26, 2010	Period from December 28, 2009 to May 10, 2010	Year Ended December 27, 2009	Year Ended December 28, 2008	Three Months Ended March 28, 2010
Consolidated Statements of Operations:
(in thousands, except per share amounts)
Net sales	$292,937	$759,886	$324,914	$1,061,487	$1,630,573	$223,128
Net sales to related parties	0	4,801	78,705	349,166	651,230	54,209

Total net sales	292,937	764,687	403,619	1,410,653	2,281,803	277,337
Cost of sales	224,165	647,381	274,817	1,103,757	2,193,345	189,120

Gross profit	68,772	117,306	128,802	306,896	88,458	88,217
Research and development	29,829	65,414	35,068	136,449	431,808	22,966
Sales, general and administrative	39,683	122,478	68,105	216,298	253,878	47,608
In-process research and development	—	—	—	—	10,800	—
Restructuring charges (credits)	—	—	(2,772)	46,852	11,161	—
Asset impairment charges(2)	—	—	—	12,538	1,652,622	—

Operating loss before reorganization items	(740)	(70,586)	28,401	(105,241)	(2,271,811)	17,643
Interest and other income (expense), net	747	175	(2,904)	4,038	5,200	286
Interest expense(3)	(9,058)	(24,180)	(30,573)	(50,976)	(105,536)	(19,336)
Gain on deconsolidation of subsidiary(4)	—	—	—	30,100	—	—

Loss before reorganization items and income taxes	(9,051)	(94,591)	(5,076)	(122,079)	(2,372,147)	(1,407)
Reorganization items	—	—	370,340	(391,383)	—	5,464

Income (loss) before income taxes	(9,051)	(94,591)	365,264	(513,462)	(2,372,147)	(4,057)
Benefit from (provision for) income taxes(5)	(5,097)	(2,101)	(1,640)	(597)	(62,865)	(405)

Net income (loss)	$(14,148)	(96,692)	363,624	$(514,059)	$(2,435,012)	$3,652

Net income (loss) per share
Basic	$(0.23)	$(1.60)	$2.24	$(3.18)	$(15.69)	$0.02

Diluted(6)	$(0.23)	$(1.60)	$2.24	$(3.18)	$(15.69)	$0.02

Shares used in per share calculation:
Basic	62,140	60,479	162,439	161,847	155,162	162,403

Diluted(6)	62,140	60,479	162,610	161,847	155,162	174,471

	Three Months Ended March 27, 2011	Fiscal Year Ended
		December 26, 2010	December 27, 2009
Consolidated Balance Sheet:
(in thousands)
Working capital	$425,378	$439,972	$553,023
Total assets	1,346,777	1,399,305	1,437,977
Long-term debt and capital lease obligations, including current portion, short term note, and notes payable to banks under revolving loans	452,770	454,909	64,150
Total stockholders’ equity (deficit)	601,861	624,285	(857,693)

(1)	Successor refers to Spansion and its consolidated subsidiaries after the Emergence Date, after giving effect to: (i) the cancellation of shares of our Class A common stock issued prior to the Emergence Date, or the Old Common Stock; (ii) the issuance of new shares of our Class A common stock, or New Common Stock, and settlement of existing debt and other adjustments in accordance with the Plan of Reorganization; and (iii) the application of fresh start accounting. Predecessor refers to Spansion and its consolidated subsidiaries up to the Emergence Date.
(2)	The asset impairment charge for fiscal 2009 includes pre-tax impairment on an equity investment and loan to an investee. The asset impairment charge for fiscal 2008 includes pre-tax impairment related to long-lived assets held for use of $1,578.3 million, and impairment related to goodwill and intangible assets of $20.8 million and $53.5 million, respectively.
(3)	Contractual interest expense for the predecessor periods from December 28, 2009 to May 10, 2010, for the three months ended March 28, 2010 and for the fiscal year ended December 27, 2009 was $46.1 million, $30.0 million and $89.4 million, respectively.
(4)	The gain on deconsolidation of subsidiary represents the difference between the carrying value of our investment in and receivables from Spansion Japan immediately before its deconsolidation in March 2009 and the estimated fair value of our retained non-controlling interest in Spansion Japan, which was zero then and as of December 27, 2009.
(5)	The provision for income taxes in fiscal 2009 includes a decrease of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan resulting from the deconsolidation of Spansion Japan in March 2009. However, the decrease in the amount of deferred tax assets had no impact on the provision for income taxes since the deferred tax assets had a full valuation allowance. The provision for income taxes in fiscal 2008 includes an increase of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan. This increase occurred because we did not believe it was more likely than not that these deferred tax assets would be realized in these jurisdictions. The increase in valuation allowance resulted in a $64.5 million income tax expense associated with deferred tax assets of Spansion Japan.
(6)	Diluted net loss per share is computed using the weighted-average number of common shares and excludes potential common shares, as their effect is anti-dilutive.

Risk Factors

Investing in the notes involves a high degree of risk. In deciding whether to exchange your private notes for exchange notes in the exchange offer, you should carefully following factors, in addition to the other information and data contained in or incorporated by reference into this prospectus. The risk factors set forth below are generally applicable to the private notes as well as the exchange notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We have recently transformed our business through the implementation of a new business strategy. If this strategy is unsuccessful, we will be materially adversely affected.

Shortly after our chapter 11 bankruptcy proceedings (the Chapter 11 Cases) commenced, we began implementing a new business strategy focused primarily on exiting a large portion of the wireless Flash memory market in order to reduce significantly our engineering expenses. We remain dedicated to, and focused on, the Embedded Flash memory market and intend to continue to selectively engage in portions of the wireless market where we believe we can do so advantageously. The embedded market is more mature than the wireless market and is expected to grow more slowly than some other sectors of the semiconductor industry. In addition, the embedded market historically has been, and we anticipate that it will continue to be, subject to selling price reductions. If we are unable to successfully address these challenges and execute this new business strategy, our business will be materially adversely affected.

In addressing these challenges, our new business strategy has involved, and will continue to involve, cost containment, in particular with respect to our workforce and we will continue to make judgments as to whether we should further reduce, relocate or otherwise change our workforce. Costs incurred in connection with such workforce changes, should they occur, may be higher than estimated. In addition, such workforce changes may impair our ability to achieve our current or future business objectives. In addition, any workforce changes may not be effected on the planned timetable and may result in the recording of additional charges. Similarly, any decision by us to further limit investment in, or exit or dispose of parts of, our business may result in the recording of additional charges. As part of our review of our restructured business, we look at the recoverability of tangible and intangible assets. Future market conditions may indicate these assets are not recoverable based on changes in forecasts of future business performance and the estimated useful life of these assets, and this may trigger further write-downs of these assets which may have a material adverse effect on our business, results of operations and financial condition.

Our new business strategy may also include considering strategic transactions, such as acquisitions, divestitures, joint ventures, alliances or co-production programs, as such opportunities arise. We may not be able to effect any strategic transaction or if we enter into transactions, we may not realize the benefits we anticipate. Moreover, in the case of acquisitions, the integration of separate companies involves a number of integration risks. Consummating any acquisitions, divestitures, joint ventures, alliances or coproduction programs could result in the incurrence of additional transaction-related expenses, as well as unforeseen contingent liabilities, which could materially adversely affect us.

Our business, worldwide operations and the operations of our distributors and suppliers could be subject to natural disasters and other business disruptions, which could harm our future net sales and financial condition and increase our costs and expenses.

Our worldwide operations and business could be subject to natural disasters and other business disruptions, such as a world health crisis, fire, earthquake, tsunami, volcano eruption, flood, hurricane, power loss, power shortage, telecommunications failure or similar events, which could harm our future net sales and financial condition and increase our costs and expenses. We distribute our products in Japan through our wholly owned subsidiary, Nihon Spansion Limited. During fiscal 2010, our net sales into Japan were $84.0 million or 7 percent of our total net sales.

During the first quarter of 2011, we lost sales and experienced delays in the provision of foundry services by third parties in Japan as a result of the earthquakes and related tsunami that occurred there in March 2011. Specifically, some first quarter product shipments were cancelled or rescheduled for shipment during the second quarter. We also incurred some minor damage to our production equipment. Although the impact to our operations and financial results during the first quarter of fiscal 2011 as a result of the events in Japan was not material, we believe that the earthquakes and tsunami, as well as the resultant intermittent power outages and the continued risk of radiation exposure from damaged nuclear power plants, could adversely affect the demand for, and supply and distribution of, our products in Japan going forward as businesses there continue to deal with the impact of these natural disasters. If this occurs, our net sales and financial condition will be adversely affected.

Our corporate headquarters are located near major earthquake fault lines in California. Many of our service providers’ facilities, including Texas Instruments’ manufacturing facilities, Fujitsu’s manufacturing facilities and Elpida’s manufacturing facilities that provide wafer fabrication and associated services to us, are located near major earthquake fault lines in Japan. Also, our assembly and test facility located in Thailand and our subcontractors’ assembly and test facilities in Asia may be affected by tsunamis. In the event of a major earthquake or tsunami, we and our suppliers could experience loss of life of employees, destruction of facilities or other business interruptions. If such business disruptions result in cancellations of customer orders or contribute to a general decrease in economic activity or demand for our products, or directly impact our marketing, manufacturing, financial, and logistics functions, our results of operations and financial condition could be materially adversely affected. For example, during the first quarter of 2011, we experienced some delays in the provision of services by third parties in Japan as a result of the earthquakes and related tsunami that occurred there in March 2011. We believe that the impact of these natural disasters remains uncertain and if we were to continue to experience a greater frequency or greater duration of delays in the provisions of these services, our business operations could be materially adversely affected.

Furthermore, the operations of our suppliers could be subject to natural disasters and other business disruptions, which could cause shortages and price increases in various essential materials, which are required to manufacture our products or to manufacture commercial memory die such as PSRAMs for incorporation into our multi-chip products (MCPs). If we are unable to procure an adequate supply of materials that are required for us to manufacture our products, or if the operations of our other suppliers of such materials are affected by an event that causes a significant business disruption, we may have to reduce our manufacturing operations. Such a reduction could have a material adverse effect on us.

Our business has been characterized by selling prices that decline over time, which can negatively affect our results of operations.

Historically, the selling prices of our products have decreased during the products’ lives, and we expect this trend to continue. When our selling prices decline, our net sales and gross margins also decline unless we are able to compensate by selling more units and thereby reducing our manufacturing costs per unit or by introducing and selling new, higher margin products with higher densities and/or advanced features. If the selling prices for our products continue to decline, our operating results could be materially adversely affected.

During downturns, periods of extremely intense competition, or the presence of oversupply in the industry, the selling prices for our products have declined at a rapid rate over relatively short time periods as compared to historical rates of decline. We are unable to predict selling prices for any future periods and may experience unanticipated, sharp declines in selling prices for our products. When such pricing declines occur, we may not be able to mitigate the effects by selling more or higher margin units, or by reducing our manufacturing costs. In such circumstances, our operating results could be materially adversely affected.

The Flash memory market is highly cyclical and has experienced severe downturns that have materially adversely affected, and may in the future materially adversely affect, our business.

The Flash memory market is highly cyclical and in the past has experienced severe downturns, generally as a result of wide fluctuations in supply and demand, constant and rapid technological change, continuous new product introductions and price erosion. Our financial performance has been, and may in the future be, adversely affected by these downturns. We have incurred substantial losses in past downturns, including the most recent downturn, due principally to:

•	substantial declines in selling prices, particularly due to competitive pressures and an imbalance in product supply and demand; and

•	a decline in demand for end-user products that incorporate our products.

Our historical financial information is not necessarily indicative of what our results of operations, financial condition or cash flows will be in the future. If our net sales decline in the future, or if these or other similar conditions continue or occur again in the future, we would likely be materially adversely affected.

If demand for consumer products, industrial products or mobile phones utilizing Flash memory declines, as we experienced during the worldwide global recession, our business could be materially adversely affected. Also, if the functionality of successive generations of such products does not require increasing Flash memory density or if such products no longer require the type of Flash memory product we produce due to alternative technologies or otherwise, our operating results would be materially adversely affected.

We cannot be certain that the Chapter 11 Cases will not adversely affect our operations going forward.

Although we emerged from the Chapter 11 Cases on May 10, 2010, we cannot provide assurance that our prior bankruptcy will not adversely affect our future operations. Our suppliers and vendors could stop providing supplies or services to us or provide such supplies or services only on unfavorable terms such as “cash on delivery,” “cash on order” or other terms that could have an adverse impact on our short-term cash flows. In addition, the fact that we recently emerged from the Chapter 11 Cases may adversely affect our ability to retain existing customers, attract new customers and maintain contracts that are critical to our operations.

We lost a significant amount of market share while in bankruptcy as certain customers were unwilling to work with a vendor in bankruptcy and others reduced their dependence on us by shifting part or all their business to other vendors. There can be no assurance as to whether we will be able, or how long it may take, to regain all of that lost market share or to retain such market share already recovered.

If we are unable to attract and retain qualified personnel at reasonable costs, we may not be able to achieve our business objectives.

We are dependent on the experience and industry knowledge of our senior management and other key employees to execute our current business plans and lead us through the implementation of the Plan of Reorganization was approved by the U.S. Bankruptcy Court on April 16, 2010 in connection with our emergence from the Chapter 11 Cases. Competition for certain key positions and specialized technical and sales personnel in the high-technology industry remains strong. The Chapter 11 Cases, along with workforce reductions, created uncertainty that led to an increase in unwanted attrition and additional challenges in attracting and retaining new qualified personnel. We have lost many key employees with long tenures and broad knowledge about our technology and historical operations and we are at risk of losing or being unable to hire talent critical to a successful reorganization and ongoing operation of our business. If we are not able to attract, recruit or retain qualified employees (including as a result of headcount or salary reductions), we may not have the personnel necessary to successfully implement the Plan of Reorganization. If this occurs, our business, results of operations and financial condition could be materially adversely impacted.

We may not satisfy the covenants, financial tests and ratios in our debt instruments, which if not met, would have a material adverse effect on us.

Our credit agreement, or Term Loan, our loan and security agreement, or Revolving Credit Facility, and the indenture governing our 7.875% Senior Unsecured Notes due 2017 require us to comply with covenants, financial tests and ratios. We cannot assure you that we will be able to satisfy or comply with these covenants, financial tests and ratios, as our ability to do so may be affected by events beyond our control. If we fail to satisfy or comply with such covenants, financial tests and ratios, or if we disagree with our lenders about whether or not we are in compliance, we cannot assure you that we will be able to obtain waivers or amendments if required to avoid a default. A breach of any of the provisions, covenants, financial tests or ratios under our debt instruments could prevent us from borrowing under our Revolving Credit Facility and result in an event of default under the applicable agreement, which in turn could trigger cross-defaults under other debt instruments, any of which would materially adversely affect us.

Transfers or issuances of our equity, or a debt restructuring, may impair or reduce our ability to utilize our net operating loss carry-forwards and certain other tax attributes in the future.

Pursuant to U.S. federal and state tax rules, a corporation is generally permitted to deduct from taxable income in any year net operating losses (NOLs) carried forward from prior years. We have U.S federal NOL carry forwards of approximately $870.0 million as of December 26, 2010. Approximately $533.6 million of the federal NOL carry forwards are subject to an annual limitation of $27.2 million. These NOLs, if not utilized, expire from 2018 to 2030. In addition, our ability to utilize unlimited federal NOL carry forwards of approximately $336.4 million as of December 26, 2010 could be subject to a significant limitation if we were to undergo an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended.

Our reliance on third-party manufacturers entails risks that could materially adversely affect us.

We have in the past and plan in the future to enter into foundry, subcontractor and other arrangements with third parties to meet demand for our products. Third-party manufacturers we have used in the past or expect to use in the future for foundry and other manufacturing services include Texas Instruments, or TI, Fujitsu Semiconductors Limited, or FSL, Elpida Memory, Inc., or Elpida, and Semiconductor Manufacturing International Corporation, or SMIC. We also use independent contractors to perform some of the assembly, testing and packaging of our products, including ChipMOS Technologies Limited. We depend on these manufacturers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs. Third-party manufacturers are generally under no obligation to provide us with any specified minimum quantity of product. We also depend on these manufacturers to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to us on a timely basis at acceptable prices. In addition, we rely on these manufacturers to invest capital into their facilities and process technologies to meet our needs for new products using advanced process technologies. Given our recent emergence from the Chapter 11 Cases and the volatility and disruption in the capital and credit markets worldwide, we cannot assure you that they will make the investments in their facilities previously contemplated. We cannot assure you that these manufacturers will be able to meet our near-term or long-term manufacturing requirements and may not be able to attain qualification from our customers, which may be required prior to production of products at a third party facility. In addition, any significant change in the payment terms we have with these manufacturers could adversely affect us.

In the past, Spansion Japan Limited, a former wholly-owned subsidiary of Spansion LLC, or Spansion Japan, facilitated distribution of our products in Japan, manufactured and supplied sorted and unsorted silicon wafers for us, and provided sort services to us. In August 2010, we entered into a new foundry agreement with TI as a result of TI’s purchase of two wafer fabrication facilities and equipment from Spansion Japan. Accordingly, we rely on TI to manufacture wafers for and supply sort services to us. A sudden and unanticipated reduction or cessation of the supply of goods and services from TI would likely be disruptive and have a material adverse impact on our results of operations.

Third party manufacturers with whom we contract also make products for other companies, including certain of our competitors, and/or for themselves and could choose to prioritize capacity for themselves or other customers beyond any minimum guaranteed amounts, reduce deliveries to us or, in the absence of price guarantees, increase the prices they charge us on short notice, such that we may not be able to pass cost increases on to our customers. The likelihood of this occurring may be greater as a result of the Chapter 11 Cases. We may be unable to secure an alternative supply for specific products in a short timeframe or at all at an acceptable cost to satisfy our production requirements. In addition, we may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. Other risks associated with our increased dependence on third-party manufacturers include: their ability to adapt to our proprietary technology, reduced control over delivery schedules, quality assurance, manufacturing yields and cost, misappropriation of our intellectual property, reduced ability to manage inventory and parts and risks associated with operating in foreign countries. If we are unable to secure sufficient or reliable suppliers of wafers or obtain the necessary assembly, testing and packaging services, our ability to meet customer demand for our products may be adversely affected, which could have a material adverse effect on us.

We rely on Fujitsu Semiconductors Limited to distribute our products in Japan.

We currently rely on FSL through its subsidiary, Fujitsu Electronics Inc., to distribute our products to customers in Japan, which is an important geographic market for us. Under our distribution agreement with FSL, FSL has agreed to use its best efforts to promote the sale of our products in Japan and to other customers served by FSL. In the event that we reasonably determine that FSL’s sales performance in Japan and to those customers served by FSL is not satisfactory based on specified criteria, then we have the right to require FSL to propose and implement an agreed-upon corrective action plan. If we reasonably believe that the corrective action plan is inadequate, we can take steps to remedy deficiencies ourselves through means that include appointing another distributor as a supplementary distributor to sell products in Japan and to customers served by FSL. Pursuing these actions would be costly and disruptive to the sales of our products in Japan. If FSL’s sales performance in Japan is unsatisfactory or if we are unable to successfully maintain our distribution agreement and relationship with FSL and we cannot timely find a suitable supplementary distributor, we could be materially adversely affected.

Under the terms of our distribution agreement with FSL, either party may terminate the distribution agreement, for convenience upon 60 days written notice to the other party. If FSL unexpectedly terminates its distribution agreement with us, or otherwise ceases its support of our customers in Japan, we would be required to develop and rely on a relationship with another distributor or establish our own local sales organization and support functions. We cannot be certain that we would be successful in selling our products to customers currently served by FSL or new customers. If customers currently served by FSL, or potential new customers, refused to purchase our products directly from us or from another distributor, or either it or we are not successful in distributing our products, our sales in Japan might decline, and we could be materially adversely affected.

Inaccurate forecasting of customer demand could materially and adversely affect our business, results of operations and financial results and may lead to excess inventory and poor gross margins.

Although our manufacturing cycle times are relatively long, often in excess of ten weeks, we nevertheless compete in a market where suppliers’ ability to respond quickly to new orders is a competitive differentiator. Thus, we must forecast customer demand and produce sufficient amounts of our products in order to fill current and future orders even though demand is volatile and difficult to predict.

To forecast demand and value inventory, we consider, among other factors, the inventory on hand, historical customer demand data, backlog data, competitiveness of product offerings, market conditions and product life cycles. If we are unable to accurately assess these factors and anticipate future demand or market conditions, inventory write-downs may be required and would be reflected in cost of sales in the period the write-down is made. Similarly, when customers change orders booked with us, our planned manufacturing capacity may be greater or less than actual demand, resulting in less than optimal capacity usage. When this occurs, we adjust our production levels but such adjustments may not prevent our production of excess inventory. An inability to address challenges like the ones described above would have a negative impact on our gross margin in that period. Moreover, inaccurate forecasting could also result in excess or obsolete inventory that would reduce our margins or shortages in inventory that would cause us to fail to meet customer demand. If we are unable to produce the types and quantities of products required by our customers in the timeframes and on the delivery schedules required by our customers, we may lose customers or, in certain circumstances, be liable for losses incurred by our customers, which would materially adversely affect our business and financial results.

Industry overcapacity could require us to take actions which could have a material adverse effect on us.

Semiconductor companies with their own manufacturing facilities and specialist semiconductor foundries, which are subcontractors that manufacture semiconductors designed by others, have added significant capacity in recent years and during the first half of 2010 a number of companies announced plans to do so again. In 2008, the significant excess capacity led to oversupply and a downturn in the memory industry. The contraction of the worldwide economy, further compounded industry overcapacity. Fluctuations in the growth rate of industry capacity relative to the growth rate in demand for Flash memory products can contribute to cyclicality in the Flash memory market, which has in the past and may in the future negatively impact our selling prices and materially adversely affect us.

It is difficult to predict future growth or decline in the markets we serve, making it very difficult to estimate requirements for production capacity. If our target markets do not grow as we anticipate, we may under-utilize our manufacturing capacity or we may be contractually obligated to purchase minimum quantities of certain products from our subcontractors. This may result in write-downs or write-offs of inventories and losses on products the demand for which is lower than we anticipate. In addition, during periods of industry overcapacity, customers do not generally order products as far in advance of the scheduled shipment date as they do during periods when our industry is operating closer to capacity, which can exacerbate the difficulty in forecasting capacity requirements and may result in increased inventory levels.

Many of our costs are fixed. Additionally, pursuant to some of our subcontractor and foundry arrangements with third parties we may incur and pay penalties as a result of our agreements to pay for a certain amount of product even if we do not accept delivery of all of such amount. Accordingly, during periods in which we under-utilize our manufacturing capacity as a result of reduced demand for some of our products, our costs cannot be reduced in proportion to the reduced net sales for such periods. When this occurs, our operating results may be materially adversely affected.

A further significant shift in the Flash memory market to NAND architecture would materially adversely affect us.

Flash memory products are generally based on either NOR or NAND architecture. To date, our Flash memory products have been based on NOR architecture which are typically produced at a higher cost-per-bit than NAND-based products. We are developing our NAND architecture based on charge trapping technology primarily to address embedded applications currently served by NAND-based products or potentially served by NAND-based products in the future, but we cannot be certain that our NAND products will satisfactorily address those market needs.

Since 2004, industry sales of NAND-based Flash memory products increased as a percentage of total Flash memory sales compared to sales of NOR-based Flash memory products, resulting in NAND vendors in aggregate gaining a greater share of the overall Flash memory market and NOR vendors in aggregate losing overall market share. We expect the Flash memory market trend of decreasing market share for NOR-based Flash memory products relative to NAND-based Flash memory products to continue for the foreseeable future.

Customers manufacturing products for embedded applications may increasingly choose floating gate NAND-based Flash memory products over our NOR or NAND Flash memory products based on our charge trapping technology. If this occurs, our sales may be materially adversely affected. Moreover, some of our competitors are able to manufacture floating gate NAND-based Flash memory products on 300-millimeter wafers produced at a lower cost than we can currently achieve. In addition, some of our competitors may choose to utilize more advanced manufacturing process technologies than we may have available in order to offer competitive products at lower costs or with higher densities.

In addition, even if products based on NAND architecture are unsuccessful in displacing products based on NOR architecture, the average selling price for our products may be adversely affected by a significant decline in the price for NAND-based Flash memory products. Such a decline may result in downward price pressure in the overall Flash memory market affecting the price we can obtain for our NOR-based Flash memory products, which would adversely affect us. We believe such downward pricing pressure was a factor in the significant declines in the selling prices of our products in 2008. If the prices for NAND Flash memory products similarly decline in the future, we may be materially adversely affected.

If we fail to successfully identify new applications and markets for our products, our future operating results would be materially adversely affected.

We are identifying new applications and opportunities for our products beyond our traditional customer base and in some cases plan to deploy our Flash memory solutions beyond current Flash memory markets. However, some of these opportunities require that we succeed in creating, marketing, gaining customer acceptance of, and deploying these new system architectures into, a customer base where we do not have historic business relationships and where our solution is required to replace established and proven solutions. In some cases our solutions rely on third parties to contribute a significant and necessary component of the solution without which the solution will not be viable. If we are unsuccessful in our attempts to bring new products to market due to our failures or those of third parties, experience significant delays in generating sales, fail to establish their value or face competition from third parties or incumbent suppliers that result in lower margins than expected, our future operating results would be materially adversely affected.

We cannot be certain that we will have sufficient resources to invest in the level of research and development required to remain competitive or that our substantial research and development investments will lead to timely improvements in technology needed to successfully develop, introduce and commercialize new products and technologies.

The Flash memory industry is highly competitive and subject to rapid technological change. In order to compete, we are required to make substantial investments in research and development for product design, process technologies and production techniques in an effort to design and manufacture advanced Flash memory products. For example, in connection with our new business strategy, our research and development expenses for fiscal 2009 and 2010 were $136.4 million and $100.5 million, or approximately 10 percent and 9 percent of our total net sales, respectively. We cannot assure you that we will have sufficient resources independently or through joint development agreements to maintain the level of investment in research and development that is required for us to remain competitive, which could materially adversely affect us.

As part of our reorganization, our strategy has changed to increasingly seek to share research and development costs with third parties. For example, in 2009, we entered into a joint development agreement with Elpida for the development of products based on NAND architecture. However we cannot assure you that we will be able to negotiate such arrangements for more of our research and development needs, or that such arrangements will result in commercially successful technology and products in a timely manner or at all. We will be dependent on the third parties in such agreements to continue to invest financial and skilled human resources, and we cannot assure you that such third parties will make the necessary investments, the absence of which would materially adversely affect our business.

Our success depends to a significant extent on our ability to develop, qualify, produce, introduce and gain market acceptance of new product designs and improvements that provide value to Flash memory customers. Our ability to develop and qualify new products and related technologies to meet evolving industry requirements at prices acceptable to our customers and on a timely basis is critical to our competitiveness in our target markets. If we are delayed in developing or qualifying new products or technologies, we could be materially adversely affected.

Competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete.

Our competitors are working on a number of new competitive technologies, including ferroelectric random access memory, or FRAM, magneto resistive random access memory, or MRAM, polymer, charge trapping and phase-change based memory, or PCM, technologies. If such products are successfully developed and commercialized as a viable alternative to MirrorBit or floating gate Flash memory, these other products could pose a competitive threat to existing Flash memory companies, including us. In addition, some of the licensees and customers of Saifun Semiconductors Ltd., or Saifun, which we purchased in 2008 and renamed Spansion Israel Ltd., are our competitors or work with our competitors and possess licenses from Spansion Israel Ltd. for intellectual property associated with charge trapping Flash memory technology. Use of this charge trapping intellectual property or use of independently developed charge trapping Flash memory technology by our competitors, if successfully developed and commercialized, may allow these competitors to develop Flash memory products that may compete with our products based on charge trapping technology. If we are unable to compete with these new technologies, we may be materially adversely affected.

Intense competition in the Flash memory market could materially adversely affect us.

Our principal NOR Flash memory competitors are Micron Technology, Inc., or Micron, Macronix International Co., Ltd., or Macronix, Winbond Electronics Corp. and Samsung Electronics Co., Ltd., or Samsung. Additional NOR Flash memory competitors include Microchip Technology Inc., EON Silicon Solution Inc., Atmel Corporation and Toshiba Corporation, or Toshiba.

We increasingly compete with NAND Flash memory manufacturers where NAND Flash memory has the ability to replace NOR Flash memory in customer applications. Our principal NAND Flash memory competitors include Samsung Electronics Co., Ltd. And Micron Technology, Inc. In the future, our principal NAND Flash memory competitors may include Elpida Memory, Inc., Hynix Semiconductor Inc., Toshiba Semiconductor Company, Powerchip Technology Corporation, Macronix International Co., Ltd., Intel Corporation and Sandisk Corporation.

The Flash memory market is characterized by intense competition. The basis of competition is cost, selling price, performance, quality, customer relationships and ability to provide value-added solutions. In particular, in the past our competitors have aggressively priced their products, which resulted in decreased selling prices for our products and adversely impacted our results of operations. Some of our competitors, including Samsung, Micron and Toshiba, are more diversified than we are and may be able to sustain lower operating margins in their Flash memory business based on the profitability of their other, non-Flash memory businesses. In addition, capital investments by competitors in the past have resulted in substantial industry manufacturing capacity and announced capital investments planned for the future may further contribute to a competitive pricing environment. Some of our competitors are able to manufacture NAND-based Flash memory products on 300-millimeter wafers at lower costs than us or may choose to utilize more advanced manufacturing process technologies than us. As a result, such competitors may be able to offer products competitive to ours at a lower cost or higher density. Moreover, our NAND-based Flash memory products based on our proprietary charge trapping technology may not have the price, performance, quality and other features necessary to compete successfully for these applications.

We expect competition in the Flash memory market to intensify as existing manufacturers introduce new products, new manufacturers enter the market, industry-wide production capacity increases and competitors aggressively price their Flash memory products to increase market share. The competition we face intensified during the Chapter 11 Cases as our ability to compete was reduced. If our competitors, many of whom have greater financial resources than us, increase their focus on the Flash memory products or segments of the Flash memory markets that generate a significant portion of our net sales we could be materially adversely affected.

Competitive pressures may also increase if NOR memory vendors merge, if NAND memory vendors acquire NOR businesses or other NAND businesses, or if our competitors otherwise consolidate their operations. For example, on April 8, 2010, Microchip Technology announced that it had completed its acquisition of Silicon Storage Technology, Inc.; and on May 7, 2010, Micron announced that it had completed its acquisition of Numonyx Holdings B.V. Furthermore, we face increasing competition from NAND Flash memory vendors targeting the embedded portion of the Flash memory market.

To compete successfully, we must decrease our manufacturing costs and develop, introduce and sell products at competitive prices that meet our customers’ demands. If we are unable to compete effectively, we could be materially adversely affected.

Unless we maintain manufacturing efficiency, we may not become profitable and our future profitability could be materially adversely affected.

The Flash memory industry is characterized by rapid technological changes. For example, new manufacturing process technologies using smaller feature sizes and offering better performance characteristics are generally introduced every one to two years. The introduction of new manufacturing process technologies allows us to increase the functionality of our products while at the same time optimizing performance parameters, and increasing storage capacity. In addition, the reduction of feature sizes enables us to produce smaller chips offering the same functionality and thereby considerably reducing the cost per bit. In order to remain competitive, it is essential that we secure the capabilities to develop and qualify new manufacturing process technologies. For example, our leading Flash memory products must be manufactured at 65-nanometer and more advanced process technologies. If we are delayed in transitioning to these technologies and other future technologies, we could be materially adversely affected.

Manufacturing our products involves highly complex processes that require advanced equipment. Our manufacturing efficiency is an important factor in achieving profitability, and we cannot be sure that we will be able to maintain or increase our manufacturing efficiency to the same extent as our competitors. For example, we continuously modify our manufacturing processes in an effort to improve yields and product performance and decrease costs. We are continuing to transition to 65-nanometer process technology for the manufacture of some of our products. During periods when we are implementing new process technologies, manufacturing facilities may not be fully productive. We may fail to achieve acceptable yields or may experience product delivery delays as a result of, among other things, capacity constraints, delays in the development of new process technologies, changes in our process technologies, upgrades or expansion of existing facilities, impurities or other difficulties in the manufacturing process. Any of these occurrences could adversely impact our relationships with customers, cause harm to our reputation in the marketplace, cause customers to move future business to our competitors or cause us to make financial concessions to our customers.

Improving our manufacturing efficiency in future periods is dependent on our ability to:

•	develop advanced process technologies and advanced products that utilize those technologies;

•	successfully transition to advanced process technologies;

•	continue to reduce test times;

•	ramp product and process technology improvements rapidly and effectively to commercial volumes;

•	achieve acceptable levels of manufacturing wafer output and yields, which may decrease as we implement more advanced technologies; and

•	maintain our quality controls and rely upon the quality and process controls of our suppliers.

Our ability to generate sufficient operating cash flows depends in part on maintaining our expense reduction efforts.

Our business is capital intensive and our ability to generate operating cash flows depends in large part on the maintenance of our low cost strategy. In response to decreasing cash balances of the Predecessor prior to the Chapter 11 Cases and as part of our strategy going forward, we intend to continue our low cost strategy. Some cost cutting activities may require initial cash outlays before the cost reductions are realized. We cannot assure you that we will be able to achieve anticipated expense reductions. If our expense reduction efforts are unsuccessful, our operating results and business may be materially adversely affected. Furthermore, in certain instances our cost reductions may make it more difficult for us to succeed in the extremely competitive Flash memory market.

Our working capital, investments and capital requirements may require us to seek additional financing, which may not be available to us.

Our debt instruments may not be sufficient for our future working capital, investments and capital requirements. We also may not be able to access additional financing resources due to a variety of reasons, including the restrictive covenants in the Term Loan, the Revolving Credit Facility and the Senior Unsecured Notes indenture and the lack of available capital due to the tight nature of global credit markets. If our financing requirements are not met by the Term Loan and the Revolving Credit Facility and we are unable to access additional financing, our business, operations, financial condition and cash flows will be materially adversely affected.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses as a result of litigation and other claims.

We rely on a combination of protections provided by contracts, including confidentiality and non-disclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third-party infringement or from misappropriation in the United States and abroad. Any patent owned or licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted under these patents or licenses may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other intellectual property rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. Foreign laws may provide less intellectual property protection than is afforded in the United States. Our efforts to protect our intellectual property in the United States and abroad, through lawsuits such as those that have been filed between us and Samsung may be time-consuming and costly. If we cannot adequately protect our technology or other intellectual property rights in the United States and abroad, we may be materially adversely affected.

We are a party to intellectual property litigation and may become party to other intellectual property claims or litigation that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

We are currently party to various lawsuits brought by third parties alleging that we infringe their intellectual property rights. In the future, third parties may bring additional actions against us based on similar allegations.

To resolve such claims, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. These parties have or may in the future file lawsuits against us seeking damages (potentially including treble damages or willful infringement) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products, increase the costs of selling some of our products, or cause damage to our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, would have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge or defend such claims, either of which could be expensive and time-consuming and may have a material adverse effect on us.

We expect to attempt to negotiate agreements and arrangements with third parties for the license of intellectual property and technology that are important to our business. We also expect to continue to apply for new patents as our success in negotiating patent cross-license agreements with other industry participants will depend in large part upon the strength of our patent portfolio relative to that of the third party with which we are negotiating. If we are unable to negotiate agreements or arrangements for intellectual property, or to obtain patents, necessary for the success of our business, we may be materially adversely affected.

We provide indemnities relating to non-infringement of patents and other intellectual property indemnities to certain of our customers in connection with the delivery, design, manufacture and sale of our products. If we incur substantial costs in connection with any claim pursuant to such indemnification, our business, results of operations and financial condition could be materially adversely affected.

If essential equipment or adequate supplies of satisfactory materials are not available to manufacture our products, we could be materially adversely affected.

Our manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. We purchase equipment and materials from a number of suppliers. From time to time, suppliers may extend lead times, limit supply to us or increase prices due to capacity constraints or other factors. Because the equipment that we purchase is complex, it is difficult for us to substitute one supplier for another or one piece of equipment for another. Some raw materials we use in the manufacture of our products are available from a limited number of suppliers or only from a limited number of suppliers in a particular region. In addition, we purchase raw materials such as gold for which prices on the world markets have fluctuated significantly during recent periods. Our manufacturing operations also depend upon the quality and usability of the materials we use in our products, including raw materials and wafers we receive from our suppliers. If the materials we receive from our suppliers do not meet our manufacturing requirements or product specifications, are not obtained in a timely manner or if there are significant increases in costs of materials, we may be materially adversely affected.

We also rely on purchasing commercial memory die such as PSRAM from third-party suppliers to incorporate these die into multi-chip package products. The availability of these third-party purchased commercial die is subject to market availability, and the process technology roadmaps and manufacturing capacities of our vendors. In addition, some of our suppliers may also be our competitors. Interruption of supply from a competitor that is a supplier or otherwise or increased demand in the industry could cause shortages and price increases in various essential materials. If we are unable to procure these materials, or if the materials we receive from our suppliers do not meet our production requirements or product specifications, we may have to reduce our manufacturing operations or our manufacturing yields may be adversely affected. Such a reduction and yield issues have in the past and could in the future have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

One or more of our products may be found to be defective or we may initiate voluntary recalls of products after they have been shipped to customers in volume. We generally provide a limited warranty with respect to our products. Accordingly, if we recall products or are forced to replace defective products, the cost of product replacements or product returns may be substantial, and our reputation with our customers could be damaged. In addition, we could incur substantial costs to implement modifications to fix defects. Any of these problems could materially adversely affect us.

Worldwide economic and political conditions and risks may adversely affect demand for our products and have a material adverse effect on us.

We operate in more than ten countries and we derive a majority of our net sales outside the United States. For example, a significant portion of our planned wafer fabrication capacity for existing and future products is provided by third parties located in Japan and China, and nearly all final tests and assembly of our products is performed at our facilities in Malaysia and Thailand and by third parties in China, Taiwan, Korea and Thailand. Our business depends on overall worldwide economic conditions and the economic and business conditions within our customers’ industries. Our business may also be affected by economic factors that are beyond our control, such as downturns in economic activity in a specific country or region. A further weakening of the worldwide economy or the economies of individual countries or the demand for our customers’ products may cause a decrease in demand for our products, which could materially adversely affect us.

We could also be significantly and adversely affected by geopolitical concerns and world events, such as wars and terrorist attacks. Our net sales and financial results have been and could be negatively affected to the extent such geopolitical concerns continue or similar events occur or are anticipated to occur. Terrorist attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us.

The political and economic risks associated with our sales to, and operations in, foreign countries include:

•	expropriation;

•	changes in political or economic conditions;

•	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the location of our facilities; and

•	loss or modification of exemptions for taxes and tariffs.

In particular, consequences of military action in the Middle East have in the past, and may in the future, adversely affect demand for our products and our relationship with various third parties with which we collaborate. Our subsidiary, Spansion Israel Ltd., conducts business in Israel, which is affected and surrounded by unstable political, economic and military conditions. We cannot predict the effect of continued or increased violence, or the effect of military action in that region. Continued armed conflicts or political instability in the region would harm business conditions and could adversely affect our results of operations. Furthermore, several countries continue to restrict or ban business with Israel and Israeli companies. These restrictive laws and policies may limit our ability to make sales in those countries, and, as a global company, may limit our own ability to efficiently administer our worldwide resources.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. economy and worldwide financial markets.

Unfavorable currency exchange rate fluctuations could adversely affect us.

As a result of our foreign operations, we have sales, expenses, assets and liabilities that are denominated in Japanese yen and other foreign currencies. For example:

•	some of our costs are denominated in Japanese yen, Thai baht and Malaysian ringgit;

•	sales of our products to, and purchases from, TI are denominated in both U.S. dollars and Japanese yen; and

•	some fixed asset purchases are denominated in Japanese yen and European Union euros.

Consequently, movements in exchange rates could cause our net sales and expenses to fluctuate, affecting our results of operations and cash flows. We use foreign currency forward contracts to reduce our exposure to foreign currency exchange rate fluctuations. The objective of these contracts is to reduce the impact of foreign currency exchange rate movements on our operating results and on our foreign currency denominated monetary assets and liabilities. We do not use these contracts for speculative or trading purposes. We cannot assure you that these activities will be successful in reducing our foreign currency exchange rate exposure. If these activities are unsuccessful, our financial condition could be materially adversely affected.

We are subject to a variety of environmental laws that could result in liabilities.

Our properties and many aspects of our business operations are subject to various domestic and international environmental laws and regulations, including those relating to materials used in our products and manufacturing processes; chemical use and handling; waste minimization; discharge of pollutants into the environment; the treatment, transport, storage and disposal of solid and hazardous wastes; and remediation of contamination. Certain of these laws and regulations require us to obtain permits for our operations, including permits related to the discharge of air pollutants and wastewater. From time to time, our facilities are subject to investigation by governmental regulators. Environmental compliance obligations and liability risks are inherent in many of our manufacturing and other activities. Any failure to comply with applicable environmental laws, regulations or permits may subject us to a range of consequences, including fines, suspension of production, alteration of manufacturing processes, sales limitations, and criminal and civil liabilities or other sanctions. We could also be held liable for any and all consequences arising out of exposure to hazardous materials used, stored, released, disposed of by us or located at or under our facilities, or for other environmental or natural resource damage.

Certain environmental laws, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose joint and several liabilities on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and costs related to damages to natural resources. Liability can attach even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also can result in liability for persons, like us, who arrange for hazardous substances to be sent to disposal or treatment facilities, in the event such facilities are found to be contaminated. Such persons can be responsible for cleanup costs at a disposal or treatment facility, even if they never owned or operated the contaminated facility. One of our properties is listed on the U.S. Environmental Protection Agency’s Superfund National Priorities List. However, other parties currently are responsible for all investigation, cleanup and remediation activities. Although we have not been named a responsible party at this site, if we were so named, costs associated with the cleanup of the site could have material adverse effect upon us. We have not been named a responsible party at any Superfund or other contaminated site. If we were ever so named, costs associated with the cleanup of the site could be material. Additionally, contamination that has not yet been identified could exist at one or more of our facilities, and identification of such contamination could have a material adverse effect on us.

Our business is subject to complex and dynamic environmental regulatory schemes. While we have budgeted for reasonably foreseeable environmental expenditures, we cannot assure you that environmental laws will not change or become more stringent in the future. Future environmental regulations could require us to procure expensive pollution abatement or remediation equipment; to modify product designs; or to incur other expenses associated with compliance with such regulations. For example, the European Union and China recently began imposing stricter requirements regarding reduced lead content in semiconductor packaging. Therefore, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, or liabilities arising from past or future releases of, or exposure to, hazardous substances, will not have a material adverse effect on our business.

Changes to financial accounting standards may affect our results of operations and cause us to change our business practices.

We prepare our financial statements in accordance with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the Securities and Exchange Commission, or SEC, and various bodies formed to interpret and create appropriate accounting policies. A change in those policies or other requirements with respect to the reporting of financial statements can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, the SEC has released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards, or IFRS. Under the proposed roadmap, we may be required to prepare financial statements in accordance with IFRS. The SEC announced it will make a determination in 2011 regarding the mandatory adoption of these new standards. It is unclear at this time how the Commission will propose GAAP and IFRS be harmonized if the proposed changes are adopted. If adopted, we will need to develop new systems and controls around IFRS principles. Since this would be a new endeavor, the specific costs associated with this conversion are uncertain and could have a material impact on our results of operations.

AMD and Fujitsu may continue to use all of our intellectual property and the intellectual property they have transferred to us.

In connection with our reorganization as Spansion LLC in June 2003, Advanced Micro Devices, Inc., or AMD, and Fujitsu transferred approximately 400 patents and patent applications to us. In addition, AMD and Fujitsu contributed additional patents to us at the time of our initial public offering. However, both AMD and Fujitsu have retained license rights under the patents they contributed to us. In addition, under their respective patent cross-license agreements with us, AMD and Fujitsu have also obtained licenses to our present and future patents with effective filing dates prior to June 30, 2013, although the scope of patents under license can be impacted by a change in control of the parties or their semiconductor groups. These licenses continue until the last to expire of the patents under license expires and provide AMD and Fujitsu with licenses to all of our present and future patents in existence through such cross-license termination date. In addition, we have granted a non-exclusive, perpetual, irrevocable fully paid and royalty-free license under our rights, other than patent and trademark rights, in our technology to each of AMD and Fujitsu. Under our non-competition agreement, both AMD and Fujitsu have agreed that they will not directly or indirectly engage in a business, and have agreed to divest any acquired business, that manufactures or supplies standalone semiconductor devices (including single chip, multiple chip or system devices) containing certain Flash memory, which is the business in which we primarily compete. With respect to each of AMD and Fujitsu, this non-competition restriction will last until May 10, 2012. After the expiration of the non-competition restriction period, should either AMD or Fujitsu decide to re-enter the Flash memory business, it could use our present and future patents and technologies licensed by us to AMD and Fujitsu to compete against us. If either AMD or Fujitsu were to compete with us, we could be materially adversely affected.

Our stock price may be volatile, and stockholders may lose all or part of their investment.

The market price of our common stock has been volatile and may in the future be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated changes in our operating results;

•	changes in financial estimates by securities analysts;

•	fluctuations in the valuation of companies perceived to be comparable to us;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

•	stock price and volume fluctuations attributable to inconsistent trading volume levels or other factors.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could materially adversely affect us.

Risks Related to the Notes

If you do not exchange your notes pursuant to this exchange offer, you may never be able to sell your notes.

It may be difficult for you to sell notes that are not exchanged in the exchange offer. Those notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

If you do not tender your private notes or if we do not accept some of your private notes, those notes will continue to be subject to the transfer and exchange restrictions in:

•	the indenture;

•	the legend on the private notes; and

•	the offering circular relating to the private notes.

The restrictions on transfer of your private notes arise because we issued the private notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the private notes under the Securities Act. To the extent private notes are tendered and accepted in the exchange offer, the trading market, if any, for the private notes would be adversely affected.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

As of March 27, 2011, our total indebtedness was approximately $452.8 million. Our substantial degree of leverage could have important consequences for you, including the following:

•

it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or general corporate or other purposes;

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•

certain of our borrowings, including borrowings under the Term Loan, are, and any future borrowings under the Revolving Credit Facility will be, at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Term Loan and Revolving Credit Facility or the indenture that will govern the notes.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Term Loan and Revolving Credit Facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we and our parent companies could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt and this could further exacerbate the risks described above. The terms of our existing indebtedness and the indenture do not fully prohibit us or our subsidiaries from doing so and do not restrict the ability of our parent companies to incur indebtedness. This debt may include additional debt under our Revolving Credit Facility, which provides commitments of up to $65 million, or other secured debt that would effectively rank senior to the notes offered hereby to the extent of the value of the collateral securing that additional indebtedness.

Restrictive covenants may adversely affect our operations.

Our Term Loan, Revolving Credit Facility and the indenture governing the notes contain various covenants that limit our ability to, among other things:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make certain investments, including investment in our unrestricted subsidiaries;

•	create or permit liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into transactions with affiliates.

In addition, the restrictive covenants in our Term Loan and Revolving Credit Facility require us to maintain specified financial ratios, including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio.

Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet them. A breach of any of the provisions, covenants, financial tests or ratios under our debt instruments could prevent us from borrowing under our Revolving Credit Facility and result in an event of default under the applicable agreement, which in turn could trigger cross-defaults under other debt instruments, including the indenture governing the notes, any of which would materially adversely affect us. Upon the occurrence of an event of default under our Term Loan or Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under our these facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under these facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our Term Loan and Revolving Credit Facility. If the lenders under our facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay these credit facilities and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or terms that are acceptable to us.

The notes and the related guarantees will be effectively subordinated to all of our secured debt and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the guarantees.

The notes and the related guarantees will be general senior unsecured obligations that will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of our and our guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of March 27, 2011, we had approximately $252.8 million of secured indebtedness. In addition, the indenture governing the notes, subject to some limitations, permits us to incur additional secured indebtedness, and your notes and the related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness, together with accrued interest, has been repaid in full from those assets. Because our borrowings under the Term Loan and Revolving Credit Facility (to the extent we borrow under the Revolving Credit facility) are or will be secured obligations, if we fail to comply with the terms of these facilities and those lenders accelerated the payment of all the funds borrowed thereunder and we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets and the assets of our guarantors which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the related guarantees then outstanding. The guarantees of the notes have a similar ranking with respect to secured and unsecured senior indebtedness of the guarantors as the notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

The notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries.

You will not have any claim as a creditor against any of our existing or future subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries are effectively senior to your claims against those entities.

For the three months ended March 27, 2011, our subsidiaries collectively represented approximately 27 percent of our revenues. At March 27, 2011, our subsidiaries collectively represented 15 percent of our total assets and had approximately $91.7 million of outstanding total liabilities, including trade payables, but excluding intercompany liabilities, all of which were structurally senior to the notes.

In addition, the indenture governing the notes, subject to some limitations, permits these entities to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our Term Loan and Revolving Credit Facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our Term Loan and Revolving Credit Facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under these facilities and the indenture governing the notes. Our Term Loan and Revolving Credit Facility also provide that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “change of control” as defined in the indenture that would trigger our obligation to repurchase the notes. If an event occurs that does not constitute a “change of control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event.

Federal and state fraudulent transfer laws permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the guarantees may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) the guarantors paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future indebtedness of such guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell exchange notes at a particular time or the price that you receive when you sell will be favorable.

The Exchange Offer

Purpose of the Exchange Offer

We issued $200 million aggregate principal amount of the private notes on November 9, 2010 to Barclays Capital Inc. and Morgan Stanley & Co., Incorporated, as representatives of the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on November 9, 2010. Pursuant to the registration rights agreement, we agreed that we would:

(1)	file an exchange offer registration statement with the SEC;

(2)	use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC;

(3)	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC; and

(4)	use our commercially reasonable efforts to consummate the exchange offer on or before August 5, 2011.

Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal for use in connection with any such resale will state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•

holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $200,000,000 in aggregate principal amount of the private notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses,” in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time on                     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes due to an extension of the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer in each case by giving written notice of the delay, extension or termination to the Exchange Agent and by press release or public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 7.875% per annum (calculated using a 360-day year). Interest will be payable on the exchange notes semi-annually on each May 15 and November 15.

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

If you are a DTC, Euroclear or Clearstream participant that has private notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by DTC, Euroclear or Clearstream’s nominee, as applicable, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with private notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your private notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

To tender private notes in the exchange offer, you must:

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; and

•

the Exchange Agent must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the private notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. With respect to the exchange of the private notes, the term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering private notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	the Company may enforce the agreement against such participant.

Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private notes in that book-entry transfer facility. By blocking such private notes in the relevant book-entry transfer facility, each holder of private notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

•

Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	the Company may enforce the agreement against such participant.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

DTC, Euroclear and Clearstream are collectively referred to herein as the “book-entry transfer facilities” and, individually as a ‘book-entry transfer facility.”

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

If you wish to tender private notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

•	the private notes are, at the time of acceptance, and will continue to be, until exchanged in this offer, held by you;

•

you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of yours shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity (if an individual) or dissolution (if an entity);

•

you will, upon request, execute and deliver any documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange of the private notes that are the subject of the electronic acceptance instruction;

•

you have full power and authority to tender, exchange, assign and transfer the private notes that are the subject of the electronic acceptance instruction and that when such notes are accepted for exchange by the Company, the notes will be transferred by you with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto;

•	you are not an affiliate of ours;

•	you will acquire any exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	at the time of completion of the exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

You will be deemed to make such representations by tendering private notes in the exchange offer. In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities acknowledges that it must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the private notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book entry transfer facility’s system may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the Exchange Agent’s account at the facility in accordance with the facility’s procedures for such transfer.

In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the Exchange Agent timely receives:

•	confirmation of book-entry transfer of your private notes into the Exchange Agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained at the applicable book-entry transfer facility.

Withdrawal of Tenders

You may withdraw your tender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the holder must cause to be transmitted to the Exchange Agent an agent’s message, which agent’s message must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the Exchange Agent must receive a timely confirmation of book-entry transfer of the private notes out of the Exchange Agent’s account at DTC, under the applicable procedure for book-entry transfers described herein, along with a properly transmitted agent’s message, on or before the expiration date.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to you;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

If:

(1)	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

(2)	the exchange offer has not been completed by August 5, 2011; or

(3)	the exchange offer is not available to any holder of transfer restricted securities,

we will file with the SEC a shelf registration statement to cover resales of the private notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of the preceding, “transfer restricted securities” means each private note until:

(1)	the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2)	following the exchange by a broker-dealer in the exchange offer of a private note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3)	the date on which such private note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)	the date on which such private note is distributed to the public pursuant to Rule 144 under the Securities Act.

Liquidated Damages

If:

(1)	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

(3)	we fail to consummate the exchange offer on or before August 5, 2011; or

(4)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “registration default”), then we will pay to each holder of the outstanding notes, as liquidated damages, for the period from the occurrence of the registration default (but only with respect to one registration default at any particular time) until such time as no registration default is in effect an amount per annum equal to (i) 0.25% during the first 90-day period following the occurrence of such registration default and (ii) 0.50% thereafter, in each case until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as Exchange Agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

By Registered or Certified Mail:	By Hand Delivery:

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
625 Marquette Avenue	625 Marquette Avenue
MAC CODE: N9303-121	MAC CODE: N9303-121
Minneapolis, Minnesota 55402	Minneapolis, Minnesota 55402
Attention: Bondholder Communications	Attention: Bondholder Communications

By Overnight Delivery:	By Facsimile:
Wells Fargo Bank, National Association	(612) 667-9825
625 Marquette Avenue	Attention: Bondholder Communications
MAC CODE: N9303-121
Minneapolis, Minnesota 55402	Confirm by Telephone:
Attention: Bondholder Communications	(800) 344-5128

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $150,000. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Use of Proceeds

The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

The net proceeds from the sale of the private notes were approximately $195.6 million after deducting the initial purchasers’ discounts and estimated transactions expenses payable by us. We used the net proceeds to pay down amounts outstanding under our Term Loan.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of March 27, 2011. This table should be read in conjunction with our consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 27, 2011 incorporated by reference in this prospectus.

As of March 27, 2011
(in thousands)
Cash and cash equivalents and short-term investments	$308,414

Total long-term debt and capital lease obligations, including current portion:
Term Loan	$251,078
Revolving Credit Facility	—
Capital lease obligations	1,692
7.875% Senior Notes due 2017	200,000

Total long-term debt and capital lease obligations	452,770
Total stockholders’ equity	601,861
Total capitalization	$1,054,631

Selected Historical Consolidated Financial Data

The following tables present Spansion Inc.’s summary historical consolidated financial and other data for its business for the periods indicated. Spansion Inc. derived the consolidated statements of operations data for the years ended December 31, 2006, December 30, 2007, December 28, 2008, December 27, 2009 and December 26, 2010 and the consolidated balance sheet data as of December 31, 2006, December 30, 2007, December 28, 2008, December 27, 2009 and December 26, 2010 from its audited consolidated financial statements incorporated by reference in this prospectus. Fiscal 2007, 2008, 2009 and 2010 each consisted of 52 weeks. Fiscal 2006 consisted of 53 weeks.

Spansion Inc. derived the condensed consolidated statements of operations data for the three months ended March 27, 2011 and March 28, 2010 and the condensed consolidated balance sheet data as of March 27, 2011 from its unaudited consolidated financial statements incorporated by reference in this prospectus. The three months ended March 27, 2011 and March 28, 2010 each consisted of 13 weeks.

Spansion Inc.’s historical results are not necessarily indicative of the results to be expected in the future. Upon emergence from the Chapter 11 Cases on May 10, 2010, Spansion Inc. adopted fresh start accounting as prescribed under Accounting Standards Codification (ASC) 852 Reorganizations, which requires it to revalue its assets and liabilities to their related fair values. As such, Spansion Inc. adjusted its stockholders’ deficit to equal the reorganization value at the emergence date. Items such as accumulated depreciation, accumulated deficit, accumulated other comprehensive income (loss) and allowances for doubtful debt were reset to zero. Spansion Inc. allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, auction rate securities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to emergence. Items such as prepaid and other current assets, inventory, property, plant and equipment, deferred income tax asset and liability, accounts payable, income tax payable, and deferred income were significantly adjusted from amounts previously reported. Because Spansion Inc. adopted fresh start accounting at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the notes to our financial statements incorporated by reference in this prospectus for further details relating to fresh start accounting.

You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and our Quarterly Report on Form 10-Q for three months ended March 27, 2011, which are incorporated by reference in this prospectus.

	Successor(1)		Predecessor(1)
	Three Months Ended March 27, 2011	Period from May 11, 2010 to December 26, 2010	Three Months Ended March 28, 2010	Period from December 28, 2009 to May 10, 2010	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007	Year Ended December 31, 2006
Consolidated Statements of Operations:
(in thousands, except per share amounts)
Net sales	$292,937	$759,886	$223,128	$324,914	$1,061,487	$1,630,573	$1,627,253	$1,310,479
Net sales to related parties/members	0	4,801	54,209	78,705	349,166	651,230	873,560	1,268,795

Total net sales	292,937	764,687	277,337	403,619	1,410,653	2,281,803	2,500,813	2,579,274
Cost of sales	224,165	647,381	189,120	274,817	1,103,757	2,193,345	2,065,143	2,063,639

Gross profit	68,772	117,306	88,217	128,802	306,896	88,458	435,670	515,635

Research and development	29,829	65,414	22,966	35,068	136,449	431,808	436,785	342,033
Sales, general and administrative	39,683	122,478	47,608	68,105	216,298	253,878	239,317	264,358
In-process research and development	—	—	—	—	—	10,800	—	—
Restructuring charges (credits)	—	—	—	(2,772)	46,852	11,161	—	—
Asset impairment charges(2)	—	—	—	—	12,538	1,652,622	—	—

Operating loss before reorganization items	(740)	(70,586)	17,643	28,401	(105,241)	(2,271,811)	(240,432)	(90,756)
Interest and other income (expense), net	747	175	286	(2,904)	4,038	5,200	32,595	11,681
Interest expense(3)	(9,058)	(24,180)	(19,336)	(30,573)	(50,976)	(105,536)	(87,460)	(74,156)
Gain on deconsolidation of subsidiary(4)	—	—	—	—	30,100	—	—	—

Income (loss) before reorganization items and income taxes	(9,051)	(94,591)	(1,407)	(5,076)	(122,079)	(2,372,147)	(295,297)	(153,231)
Reorganization items	—	—	5,464	370,340	(391,383)	—	—	—

Income (loss) before income taxes	(9,051)	(94,591)	4,057	365,264	(513,462)	(2,372,147)	(295,297)	(153,231)
Benefit from (provision for) income taxes(5)	(5,097)	(2,101)	(405)	(1,640)	(597)	(62,865)	25,144	2,215

Net income (loss)	$(14,148)	$(96,692)	$3,652	$363,624	$(514,059)	$(2,435,012)	$(270,153)	$(151,016)

Net income (loss) per share
Basic	$(0.23)	$(1.60)	$0.02	$2.24	$(3.18)	$(15.69)	$(2.00)	$(1.17)

Diluted(6)	$(0.23)	$(1.60)	$0.02	$2.24	$(3.18)	$(15.69)	$(2.00)	$(1.17)

Shares used in per share calculation:
Basic	62,140	60,479	162,403	162,439	161,847	155,162	134,924	128,965

Diluted(6)	62,140	60,479	174,471	162,610	161,847	155,162	134,924	128,965

	Successor(1)		Predecessor(1)
	March 27, 2011	December 26, 2010	December 27, 2009	December 28, 2008	December 30, 2007	December 31, 2006
Consolidated Balance Sheet:
(in thousands)
Working capital (deficit)	$425,378	$439,972	$553,023	$(1,183,337)	$592,518	$1,085,027
Total assets	1,346,777	1,399,305	1,437,977	1,773,872	3,813,863	3,547,726
Long-term debt and capital lease obligations, including current portion, short term note, and notes payable to banks under revolving loans	452,770	454,909	64,150	1,442,782	1,294,189	1,004,036
Liabilities subject to compromise	—	—	987,127	—	—	—
Total stockholders’ equity (deficit)	601,861	624,285	(857,693)	(450,647)	1,737,810	1,957,780

Other Financial Data:	Successor(1)		Predecessor(1)
	Three Months Ended March 27, 2011	Period from May 11, 2010 to December 26, 2010	Period from December 28, 2009 to May 10, 2010	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007	Year Ended December 31, 2006
Ratio of earnings to fixed charges(7)	—	—	12.6x	—	—	—	—

(1)	Successor refers to Spansion and its consolidated subsidiaries after the Emergence Date, after giving effect to: (i) the cancellation of shares of Old Common Stock; (ii) the issuance of shares of New Common Stock, and settlement of existing debt and other adjustments in accordance with the Plan of Reorganization; and (iii) the application of fresh start accounting. Predecessor refers to Spansion and its consolidated subsidiaries up to the Emergence Date.
(2)	The asset impairment charge for fiscal 2009 includes pre-tax impairment on an equity investment and loan to an investee. The asset impairment charge for fiscal 2008 includes pre-tax impairment related to long-lived assets held for use of $1,578.3 million, and impairment related to goodwill and intangible assets of $20.8 million and $53.5 million, respectively.
(3)	Contractual interest expense for the predecessor periods from December 28, 2009 to May 10, 2010, for the three months ended March 28, 2010 and for the fiscal year ended December 27, 2009 was $46.1 million, $30.0 million and $89.4 million, respectively.
(4)	The gain on deconsolidation of subsidiary represents the difference between the carrying value of our investment in and receivables from Spansion Japan immediately before its deconsolidation in March 2009 and the estimated fair value of our retained non-controlling interest in Spansion Japan, which was zero then and as of December 27, 2009.
(5)	The provision for income taxes in fiscal 2009 includes a decrease of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan resulting from the deconsolidation of Spansion Japan in March 2009. However, the decrease in the amount of deferred tax assets had no impact on the provision for income taxes since the deferred tax assets had a full valuation allowance. The provision for income taxes in fiscal 2008 includes an increase of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan. This increase occurred because we did not believe it was more likely than not that these deferred tax assets would be realized in these jurisdictions. The increase in valuation allowance resulted in a $64.5 million income tax expense associated with deferred tax assets of Spansion Japan.
(6)	Diluted net loss per share is computed using the weighted-average number of common shares and excludes potential common shares, as their effect is anti-dilutive.
(7)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financial costs and one-third of rental expense, which we consider to be a reasonable approximation of the interest factor included in rental expense. Earnings consist of income (loss) before taxes, plus fixed charges. For the three months ended March 27, 2011, the period from May 11, 2010 to December 26, 2010, the fiscal year ended December 27, 2009, December 28, 2008, December 30, 2007, and December 31, 2006, earnings were insufficient to cover fixed charges by $9.1 million, $94.6 million, $513.5 million, $2,372.1 million, $295.3 million, and $153.2 million, respectively.

Description of Certain Indebtedness

Senior Secured Term Loan

On February 9, 2010, we borrowed $450 million under a senior secured credit agreement, or the Term Loan. In connection with the Term Loan, we incurred financing points, fees to the arrangers and legal costs of approximately $11.1 million as interest expense. In addition, we paid the lenders approximately $10 million of financing fees upon the release of Term Loan funds from escrow.

On November 9, 2010, we amended the Term Loan to, among other things, allow the issuance of the $200 million of 7.875% Senior Unsecured Notes due 2017 reduce interest rates on outstanding Term Loan balances, remove the requirement of maintaining interest rate hedging arrangements and amend its financial covenants of: (i) a minimum consolidated interest coverage ratio from 3.75 to 1.0 to 3.50 to 1.0; (ii) a maximum leverage ratio from 2.50 to 1.0 until September 25, 2011 and 2.0 to 1.0 thereafter to 3.00 to 1.0; and (iii) maximum permitted capital expenditures from $100 million in 2011 and $125 million in 2012 and each fiscal year thereafter to $150 million. Furthermore, any capital expenditure amount not expended in the fiscal year for which we are permitted may be carried over for expenditure in the succeeding fiscal year in an amount not to exceed $40 million in any fiscal year. We also obtained a waiver to a mandatory prepayment requirement that we use 50 percent of the net proceeds we received from the sale of shares of our Class A common stock in November 2010 (the Stock Offering) to pay down the Term Loan.

As of March 27, 2011, we are in compliance with all of the covenants under the Term Loan.

Interest on the Term Loan accrues at a rate per annum, reset quarterly, equal to the prime lending rate or the Federal Funds rate plus 0.50 percent, whichever is higher but not less than 2.75 percent, plus 3.75 percent. Alternatively, we have the option to choose 1-month, 3-month, and 6-month LIBOR rate, or choose 9-month and 12-month LIBOR with the consent of all the lenders, in which case the interest on the Term Loan accrues at a rate per annum equal to the LIBOR or 1.75 percent, whichever is higher, plus 4.5 percent. Interest is payable quarterly in arrears. As of March 27, 2011, the Term Loan carried interest at 6.25 percent and the principal amount outstanding was $251.1 million.

The Term Loan is secured by our assets including, among other items, a first priority lien on property, plant and equipment and inventory, and a second priority lien on account receivables and cash. Based on certain agreed upon thresholds, the Term Loan will require net cash proceeds from asset sales or other dispositions of property, extraordinary cash receipts, and other future cash flows to be used to prepay the outstanding balance of the loan. Voluntary prepayments of borrowings will be permitted in whole or in part, in minimum principal amounts to be agreed upon, (i) at any time on or prior to November 9, 2011, provided if we make any prepayment of the Term Loan in connection with any repricing transaction or effects any amendment resulting in a repricing transaction, a prepayment premium of 1 percent of the amount being repaid plus all accrued and unpaid interest plus breakage costs, if any, or a payment equal to 1 percent of the aggregate amount outstanding immediately prior to such amendment; and (ii) thereafter at any time without premium or penalty.

As of March 27, 2011, we have a series of interests rate swaps with a financial institution to partially economically hedge the variability of interest payments attributable to fluctuations in the LIBOR benchmark interest rate.

Senior Revolving Credit Facility

On May 10, 2010, we entered into a senior secured loan and security agreement with Bank of America and other financial institutions, or the Revolving Credit Facility, in an aggregate amount of up to $65 million to supplement its working capital. Available amounts for borrowing under the Revolving Credit Facility, net of reserves, are limited to 85 percent of eligible accounts receivable and 25 percent of ineligible receivables subject to a cap of $10 million. The Revolving Credit Facility is subject to a number of covenants including fixed charge ratio coverage of 1.00 to 1.00 when qualified cash and availability under the facility is below $60 million.

On November 9, 2010, we amended the Revolving Credit Facility with the lenders. The amendment among other things, included allowing issuance of $200 million of 7.875% Senior Unsecured Notes due 2017 and increasing reporting trigger threshold from less than $60 million of availability plus qualified cash to $80 million and covenant trigger threshold from less than $40 million of availability and qualified cash to $60 million.

As of March 27, 2011, the Company has not made any draw downs against this facility and is in compliance with all of the financial covenants under the Revolving Credit Facility which was entered into as a pre-condition to obtaining the Term Loan.

Description of the Notes

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “Issuer” refers only to Spansion LLC, and not to any of its subsidiaries, the word “Parent” refers only to Spansion Inc., the Issuer’s indirect parent and the direct parent of Spansion Technology LLC, and not to any of Parent’s subsidiaries, and the term “Intermediate Holdco” refers only to Spansion Technology LLC, the Issuer’s direct parent and a wholly-owned subsidiary of Parent, and not to any of Intermediate Holdco’s subsidiaries.

The Issuer issued the private notes, and will issue the exchange notes, pursuant to an indenture (the “Indenture”), dated as of November 9, 2010, by and among the Issuer, Parent, Intermediate Holdco and Wells Fargo Bank, National Association, as trustee (the “Trustee”). For purposes of this description, the private notes and the exchange notes will be generally referred to as the “notes,” unless the context otherwise requires.

The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it contains additional information and defines your rights as a holder of the notes. A copy of the Indenture is available upon request to Parent at the address indicated under “Available Information.”

Principal, Maturity and Interest

The Issuer will issue up to an aggregate principal amount of $200.0 million of exchange notes in the exchange offer. The Indenture provides for the issuance of additional notes having identical terms and conditions to the notes (the “additional notes”), subject to compliance with the covenants contained in the Indenture, including without limitation the provisions described under “—Certain Covenants—Limitation on debt,” and provided that any additional notes will be fungible with the notes for U.S. federal income tax purposes.

The notes will mature on November 15, 2017.

Interest on the notes accrue at a rate of 7.875% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2011. The Issuer will pay interest to those persons who were holders of record of the notes on the May 1 or November 1 immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes are the general unsecured senior obligations of the Issuer. The notes:

•	rank pari passu with any current and future unsecured senior Debt of the Issuer;

•	are effectively subordinated to any existing and future secured Debt of the Issuer to the extent of the value of the assets securing such Debt;

•	are structurally subordinated to any Debt and other liabilities, including trade payables, of the Issuer’s Subsidiaries with respect to the assets and earnings of those Subsidiaries;

•	are senior in right of payment to all existing and future Subordinated Obligations; and

•	are guaranteed by Parent and Intermediate Holdco.

As of March 27, 2011, Parent had consolidated Debt of approximately $452.8 million, all of which constituted Debt directly borrowed (or issued) by the Issuer or a Guarantor and approximately $252.8 million of which was secured.

Parent conducts all of its operations through the Issuer and its Subsidiaries, and the Issuer conducts a substantial portion of its operations through its Subsidiaries. The claims of creditors (including trade creditors) of any Subsidiary of the Issuer will generally have priority as to the assets of such Subsidiary over the claims of holders of the notes. In the event of a liquidation of any Subsidiary of the Issuer, our right to receive the assets of any such Subsidiary (and the resulting right of the Holders of the notes to participate in the distribution of the proceeds of those assets) will be structurally subordinated by operation of law to the claims of creditors (including trade creditors) of such Subsidiary and holders of such Subsidiary’s Preferred Stock and any Guarantees by such Subsidiary of Debt of the Issuer or any Guarantor. If the Issuer or any Guarantor were a creditor of such Subsidiary or a holder of its Preferred Stock, then the Issuer or such Guarantor would be entitled to participate in the distribution of the proceeds of such Subsidiary’s assets. Their claims would, however, remain subordinate to any Debt or Preferred Stock of such Subsidiary which is senior in right of payment to the Debt or Preferred Stock held by the Issuer or such Guarantor. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings or any assignment for the benefit of the Issuer’s creditors or a marshaling of the Issuer’s assets or liabilities, holders of the notes may receive ratably less than other such creditors or interest holders.

As of the date of this prospectus, all of the Issuer’s subsidiaries are “Restricted Subsidiaries” and subject to the covenants to be included in the Indenture. Subject to the terms of the Indenture and as described under the subheading “—Certain Covenants—Designation of restricted and unrestricted subsidiaries,” the Issuer may designate subsidiaries as “Unrestricted Subsidiaries,” in which case those subsidiaries will not be subject to most of those restrictive covenants.

Note Guarantees

The obligations of the Issuer pursuant to the notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed (each a “Note Guarantee”), jointly and severally, by (1) Parent and (2) Intermediate Holdco.

The Note Guarantees will be senior unsecured obligations of the Guarantors. The Note Guarantees will:

•	rank pari passu with all existing and future senior unsecured Debt of the Guarantors;

•

be effectively junior to all existing and future secured Debt of the Guarantors, to the extent of the value of the collateral, including Parent’s and Intermediate Holdco’s Guarantee of Debt under the Credit Agreements; and

•	be senior in right of payment to all existing and future Subordinated Obligations.

The Note Guarantee of a Guarantor will terminate upon defeasance or discharge of the notes.

Optional Redemption

Except as set forth below, the notes will not be redeemable at the option of the Issuer prior to November 15, 2013. Starting on that date, the Issuer may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on November 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption price
2013	103.938%
2014	102.625%
2015	101.313%
2016 and thereafter	100.000%

In addition, at any time and from time to time prior to November 15, 2013, the Issuer may elect to redeem all or any portion of the notes, after giving the notice required under the Indenture, at a redemption price equal to the sum of:

(1)	100% of the principal amount of notes to be redeemed; and

(2)	the excess of

(a)	the sum of the present values of (1) the redemption price of the notes to be redeemed at November 15, 2013 (as set forth in the prior paragraph), and (2) the remaining scheduled payments of interest (based on the rate of interest in effect on the date notice of redemption is provided) from the redemption date to November 15, 2013, but excluding accrued and unpaid interest to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, over

(b)	100% of the principal amount of the notes to be redeemed,

plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time and from time to time, prior to November 15, 2013, the Issuer may redeem up to a maximum of 35% of the aggregate principal amount of the notes (including any additional notes) with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 107.875% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the notes (including any additional notes) remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only notes in denominations of $2,000, or multiples of $1,000 in excess thereof shall be purchased); provided, that no notes of $2,000 or less may be redeemed in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the original note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders upon a Change of Control

Upon the occurrence of a Change of Control, each holder of notes shall have the right to require the Issuer to repurchase all or any part of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the notes pursuant to this covenant in the event that it has mailed the notice to exercise its right to redeem all the notes under the terms of the covenant entitled “—Optional Redemption” at any time prior to the requirement to consummate the Change of Control Offer and redeems the notes in accordance with such notice.

Within 30 days following any Change of Control, the Issuer shall:

(a)	cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b)	send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder’s address appearing in the note register, a notice stating:

(1)	that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the option of holders upon a change of control” and that all notes timely tendered will be accepted for payment;

(2)	the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day and a point in time occurring after the consummation of the Change of Control and not later than 60 days from the date such notice is mailed;

(3)	the circumstances and relevant facts regarding the Change of Control; and

(4)	the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Parent would decide to do so in the future. Subject to certain covenants described below, Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Debt outstanding at such time or otherwise affect Parent’s capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Property of Parent and the Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if Parent and the Restricted Subsidiaries, considered as a whole, dispose of less than all this Property by any of the means described above, the ability of a holder of notes to require the Issuer to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The definition of Change of Control also provides that a Change of Control would occur if during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of Parent was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office. A Delaware Chancery Court has interpreted a similar “Continuing Directors” provision and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead, in each case without such action resulting in a Change of Control. If a New York court were to adopt a similar interpretation under New York law, the foregoing interpretation would permit our Parent’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a Change of Control that would trigger your right to require Change of Control Offer by us to repurchase your Notes as described above.

Existing Debt of the Issuer contains, and future Debt of Parent or any Subsidiary of Parent or the Issuer may contain, limitations on certain events that would constitute a Change of Control or require such Debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require the Issuer to repurchase such notes could cause a default under existing or future Debt of Parent or its Subsidiaries, even if the Change of Control itself does not. In addition, the Issuer’s ability to pay cash to holders of notes upon a repurchase may be limited by the Issuer’s then existing financial resources. Parent cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Issuer’s failure to repurchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing Debt of the Issuer and may constitute a default under future Debt of Parent or its Subsidiaries as well. The Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the notes. See “—Amendments and Waivers.” See also “Risk Factors—Risks Related to This Offering—We may not be able to repurchase the notes upon a change of control.”

Certain Covenants

Covenant suspension. During any period of time that:

(a)	the notes have Investment Grade Ratings from both Rating Agencies; and

(b)	no Default or Event of Default has occurred and is continuing under the Indenture,

the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

•	“—Limitation on debt”;

•	“—Limitation on restricted payments”;

•	“—Limitation on asset sales”;

•	“—Limitation on restrictions on distributions from restricted subsidiaries”;

•	“—Limitation on transactions with affiliates”;

•	clauses (a) and (b) of the first paragraph and clause (x) of the fifth paragraph of “—Designation of restricted and unrestricted subsidiaries”; and

•	clause (d) of the first paragraph of “—Merger, consolidation and sale of property”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under “—Limitation on restricted payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

Limitation on debt. The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds therefrom, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1)	in the case of an Incurrence of Debt by the Issuer or a Guarantor, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0; or

(2)	such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a)	Debt of the Issuer evidenced by the notes (excluding any additional notes) issued in this offering and any notes issued in exchange for the notes (excluding any additional notes) pursuant to the Registration Rights Agreement and Debt of any Guarantor under a Guarantee of the notes or any Guarantee of any such exchange notes;

(b)	Debt of the Issuer or a Restricted Subsidiary under Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed $500.0 million;

(c)	Debt of the Issuer or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1)	the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased; and

(2)	the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed 15% of Total Assets;

(d)	Debt of the Issuer owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, that if the Issuer is the obligor on such Debt Incurred after the Issue Date, then such Debt is expressly subordinated by its terms to the prior payment in full in cash of the notes; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e)	Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by the Issuer or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Issuer or was otherwise acquired by the Issuer); provided that after giving effect to the Incurrence of such Debt either (i) the Consolidated Fixed Charge Coverage Ratio for the Issuer would be at least 2.0 to 1.0, or (ii) the Consolidated Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such Incurrence;

(f)	Debt under Interest Rate Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of the Issuer or such Restricted Subsidiary and not for speculative purposes;

(g)	Debt under Currency Exchange Protection Agreements entered into by the Issuer or a Restricted Subsidiary for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

(h)	Guarantees by (i) the Issuer of Debt or any other obligation of any Restricted Subsidiary otherwise permitted pursuant to this covenant, (ii) any Restricted Subsidiary that is not a Guarantor of Debt or any other obligation of any Restricted Subsidiary otherwise permitted pursuant to this covenant, (iii) any Guarantor of Debt or any other obligation of the Issuer or any Restricted Subsidiary otherwise permitted pursuant to this covenant or (iv) any Restricted Subsidiary of Debt of the Issuer that is incurred pursuant to clause (b) above or is secured by a Permitted Lien;

(i)	Debt in connection with one or more standby letters of credit or performance or surety bonds issued by the Issuer or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 2.5% of Total Assets at any time outstanding;

(j)	Debt of the Issuer or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (i) above;

(k)	Debt of the Issuer or a Guarantor in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Assets (which amount can include Guarantees of Debt of Unrestricted Subsidiaries, provided such Guarantee is Incurred in compliance with the covenant described under “—Limitation on restricted payments”);

(l)	Debt of Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $10.0 million (which amount can include Guarantees of Debt of Unrestricted Subsidiaries, provided such Guarantee is Incurred in compliance with the covenant described under “—Limitation on restricted payments”);

(m)	Debt of the Issuer or a Restricted Subsidiary in connection with any customary receivables discounting, factoring or securitization facility that is Non-Recourse Debt (other than pursuant to customary undertakings (as determined in good faith by the Issuer) in connection with off-balance sheet securitization and factoring facilities) outstanding at any one time not to exceed $100.0 million; and

(n)	Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (e) and (j) above and this clause (n).

Notwithstanding anything to the contrary in this covenant:

(a)	the Issuer shall not Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes to at least the same extent as such Subordinated Obligations;

(b)	the Issuer shall not permit any Restricted Subsidiary to Incur any Debt pursuant to clause (2) of this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Issuer; and

(c)	accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt will be deemed not to be an Incurrence of Debt for the purposes of this covenant.

For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant; provided that Debt outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes and the concurrent equity offering will be treated as Incurred on the Issue Date under clause (b) above.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Debt, with respect to any Debt which is denominated in a foreign currency, the dollar-equivalent principal amount of such Debt Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Debt was Incurred, and any such foreign-denominated Debt may be Refinanced or replaced or subsequently Refinanced or replaced in an amount equal to the dollar equivalent principal amount of such Debt on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Debt on the date of initial incurrence.

Limitation on restricted payments. The Issuer shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a)	a Default or Event of Default shall have occurred and be continuing,

(b)	the Issuer could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on debt,” or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1)	50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2)	100% of Capital Stock Sale Proceeds and 100% of the aggregate net cash proceeds of a Qualified Equity Offering, plus

(3)	the sum of:

(A)	the aggregate net cash proceeds received by Parent, the Issuer or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt or Disqualified Stock that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Issuer or Parent; provided that, in the case of Parent, such proceeds are contributed to the Issuer’s common equity, and

(B)	the aggregate amount by which Debt (other than Subordinated Obligations) of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any such Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer or Parent, excluding, in the case of clause (A) or (B):

(x)	any such Debt issued or sold to Parent or a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees, and

(y)	the aggregate amount of any cash or other Property (other than Capital Stock of the Issuer or Parent which is not Disqualified Stock) distributed by the Issuer, Parent or any Restricted Subsidiary upon any such conversion or exchange, plus

(4)	an amount equal to the sum of:

(A)	the net reduction in Investments (other than Permitted Investments) in any Person other than the Issuer or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Issuer or a Restricted Subsidiary from such Person;

(B)	to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital to the Issuer or its Restricted Subsidiaries with respect to such Investment (but only to the extent that such items in (A) and (B) above are not included in the calculation of Consolidated Net Income); and

(C)	the portion (proportionate to the Issuer’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the amounts in (A), (B) and (C) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person, plus

(5)	$50.0 million.

Notwithstanding the foregoing limitation, the Issuer and its Restricted Subsidiaries, as applicable, may:

(a)	pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time declared;

(b)	purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Issuer or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees); provided, however, that

(1)	such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2)	the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c)	purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)	repurchase, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to repurchase, shares of, or options to purchase shares of, common stock of Parent or any of its Subsidiaries from current or former officers, directors or employees of Parent or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by Parent’s Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

(1)	the aggregate amount of such repurchases shall not exceed $5.0 million in any calendar year; and

(2)	at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(e)	make payments on intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under “—Limitation on debt”; provided that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments made after the Issue Date;

(f)	make, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to make cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of Parent, Intermediate Holdco, the Issuer or a Restricted Subsidiary; provided that any such payments and dividends shall not be included in the calculation of the amount of Restricted Payments;

(g)	repurchase Capital Stock to the extent such repurchase is deemed to occur upon a cashless exercise of stock options or warrants; provided that all such repurchases and dividends shall not be included in the calculation of the amount of Restricted Payments and no proceeds in respect of the issuance of Capital Stock shall be deemed to have been received for the purposes of clause (c)(2) above;

(h)	repurchase or redeem, or make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) to permit Parent to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Parent; provided that any such payments shall not be included in the calculation of the amount of Restricted Payments;

(i)

make dividends or other payments to Parent (or to Intermediate Holdco for prompt distribution to Parent) of (i) such amounts and at such times as are necessary for Parent to pay taxes, in an amount not to exceed the amount of taxes the Issuer and its Subsidiaries would pay on a stand-alone basis, plus (ii) such amounts to pay general corporate and overhead expenses (including salaries and other compensation for employees) incurred by Parent in the ordinary course of business as a holding company of Issuer; provided that all such payments shall be excluded in the calculation of the amount of Restricted Payments;

(j)	acquire claims against the Issuer, Parent and related debtors in the Chapter 11 Cases and the shares of Parent’s common stock issuable in connection therewith in an aggregate amount not to exceed $85 million;

(k)	in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, repurchase, redemption, legal defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or Parent, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus accrued and unpaid interest thereon; provided that prior to such payment, purchase, repurchase, redemption, legal defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes offered hereby as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

(l)	other Restricted Payments in an aggregate amount not to exceed $50.0 million.

Limitation on liens. The Issuer shall not directly or indirectly, Incur or permit any Guarantor to Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of the Property of the Issuer or a Guarantor (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Obligations, prior to) all other Debt or other obligations of the Issuer or such Guarantor secured by such Lien for so long as such other Debt or other obligations are secured by such Lien; provided, however, that if the Debt or other obligations so secured are expressly subordinated to the notes or the Guarantee of such Guarantor, then the Lien securing such Debt or other obligations shall be subordinated and junior to the Lien securing the notes.

Limitation on asset sales. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)	the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b)	at least 75% of the consideration paid to the Issuer or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents; and

(c)	the Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

Solely for the purposes of clause (b) above of this “Limitation on asset sales” provision, the following will be deemed to be cash:

(x)	the assumption by the purchaser of liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the notes) as a result of which the Issuer and the Restricted Subsidiaries are no longer obligated with respect to such liabilities;

(y)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such purchaser to the extent they are converted or monetized by the Issuer or such Restricted Subsidiary into cash within 60 days (to the extent of the cash received); and

(z)	Additional Assets.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Issuer or a Restricted Subsidiary, to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(a)	permanently prepay or permanently repay any (1) Debt under any Credit Facility permitted by clause (b) of the definition of Permitted Debt, (2) Debt which had been secured by the assets sold in the relevant Asset Sale, and (3) Debt of a Restricted Subsidiary; and/or

(b)	to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $25.0 million (taking into account income earned on such Excess Proceeds, if any), the Issuer will be required to make an offer to repurchase (the “Prepayment Offer”) the notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to but not including the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for repurchase in accordance with the Indenture, the Issuer or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(a)	the Excess Proceeds; and

(b)	a fraction,

(1)	the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

(2)	the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuer (other than Subordinated Obligations) outstanding on the date of the Prepayment Offer and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Issuer to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

Within five business days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuer shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding the Issuer and its Subsidiaries as the Issuer in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on restrictions on distributions from restricted subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Issuer or any other Restricted Subsidiary;

(b)	make any loans or advances to the Issuer or any other Restricted Subsidiary; or

(c)	transfer any of its Property to the Issuer or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)	with respect to clauses (a), (b) and (c), to restrictions:

(A)	in effect on the Issue Date (including, without limitation, restrictions pursuant to the notes, the Indenture and any Credit Facility in existence on the Issue Date);

(B)	relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer;

(C)	that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restrictions are not materially less favorable, taken as a whole, to the holders of notes than those under the agreement evidencing the Debt so Refinanced;

(D)	relating to Debt incurred after the Issue Date, so long as such restrictions (x) are not materially less favorable, taken as whole, to the holders of notes than those restrictions in effect on the Issue Date pursuant to the notes, the Indenture and any Credit Facility in existence on the Issue Date, (y) will not, in the good faith judgment of the Issuer, materially impair the ability of the Issuer to make regularly scheduled payments of interest and principal on the notes when due or (z) relate to Debt incurred pursuant to clause (c) of the definition of Permitted Debt contained herein, so long as the respective restrictions apply only to specific Property or projects financed with the respective Incurrence of Debt and/or to any Subsidiary substantially of all whose assets consist of Property or a project financed with proceeds of such Debt;

(E)	existing under or by reason of applicable law or governmental regulation; or

(F)	that constitute customary restrictions contained in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in good faith and not otherwise prohibited by the Indenture; and

(2)	with respect to clause (c) only, to restrictions:

(A)	relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under “—Limitation on debt” and “—Limitation on liens” that limit the right of the debtor to dispose of the Property securing such Debt;

(B)	encumbering Property at the time such Property was acquired by the Issuer or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

(C)	resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

(D)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(E)	customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Limitation on transactions with affiliates. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”), unless:

(a)	the terms of such Affiliate Transaction are:

(1)	set forth in writing; and

(2)	no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer;

(b)	if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this paragraph as evidenced by a resolution of the Board of Directors; and

(c)	if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Issuer obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with the such Affiliate Transaction is fair, from a financial point of view, to the Issuer and any relevant Restricted Subsidiaries; provided that this subclause (c) shall not apply to the acquisition of claims against the Issuer, Parent and related debtors in the Chapter 11 Cases and shares of Parent’s common stock issuable in connection therewith in an aggregate amount not to exceed $85 million.

Notwithstanding the foregoing limitation, the Issuer or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)	any transaction or series of transactions between the Issuer and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments” or any Permitted Investment;

(c)	any employment, indemnification or other similar agreement or employee benefit plan entered into by the Issuer or a Restricted Subsidiary with an employee, officer or director (and payments pursuant thereto) in the ordinary course of business and consistent with past practice that is not otherwise prohibited by the Indenture;

(d)	loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(e)	payment of reasonable directors’ fees to persons who are not otherwise Affiliates of the Issuer;

(f)	any issuances of Capital Stock (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer; and

(g)	agreements (and the transactions contemplated thereunder) in effect on the Issue Date and any modifications, extensions or renewals thereto that are not materially less favorable, taken as a whole, to the Issuer or any Restricted Subsidiary than such agreements as in effect on the Issue Date.

Designation of restricted and unrestricted subsidiaries. The Board of Directors may designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary if:

(a)	either (1) the Issuer or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (A) Fair Market Value of the Capital Stock of such Subsidiary plus (B) the amount of any Debt owed by such Subsidiary to the Issuer, in each case pursuant to the first paragraph of the covenant under the caption “—Limitation on restricted payments,” or (2) such Investment constitutes a Permitted Investment;

(b)	immediately after giving pro forma effect to such designation, the Issuer could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on debt”; and

(c)	such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Issuer or any Restricted Subsidiary and does not have any Debt other than Non-Recourse Debt.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Issuer will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the first paragraph of this covenant, and except as provided in the immediately preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt (other than Debt pursuant to the Indenture) that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against any such Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x)	the Issuer could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on debt,” and

(y)	no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers’ Certificate that:

(a)	certifies that such designation or redesignation complies with the foregoing provisions; and

(b)	gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 60 days after the end of the fiscal quarter of the Issuer in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

Merger, Consolidation and Sale of Property

The Issuer

The Issuer shall not merge or consolidate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary and the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property (other than sales, transfers, assignments, leases, conveyances or dispositions to a Wholly Owned Restricted Subsidiary) in any one transaction or series of transactions unless:

(a)	the Issuer shall be the Surviving Person in such merger or consolidation, or the Surviving Person (if other than the Issuer) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)	the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Issuer;

(c)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d)	immediately after giving effect to such transaction or series of transactions on a pro forma basis, (x) the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “—Certain covenants—Limitation on debt,” or (y) the Consolidated Fixed Charge Coverage Ratio for the Issuer or the Surviving Person would be greater than such ratio immediately prior to such transaction or series of transactions; and

(e)	the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; provided that clauses (d) and (e) shall not apply to a merger of the Issuer and Intermediate Holdco or a merger of the Issuer and Parent.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture; provided that the predecessor company in the case of:

(a)	a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Issuer as an entirety or virtually as an entirety), or

(b)	a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the notes.

Guarantors

No Guarantor may merge or consolidate with or into any Person, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property, to any Person, unless:

(a)	in the case of Parent, the other Person is Intermediate Holdco or the Issuer; or

(b)	in the case of Intermediate Holdco, the other Person is Parent or the Issuer.

Payments for Consents

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that Parent may in the future not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Parent shall at all times file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Parent shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, Parent and the Issuer will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

Events of Default in respect of the notes include:

(1)	failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2)	failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3)	failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4)	failure to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 45 days after written notice is given to the Issuer as provided below;

(5)	a default under any Debt by the Issuer, Intermediate Holdco, Parent or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6)	any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7)	certain events involving bankruptcy, insolvency or reorganization of the Issuer, Intermediate Holdco, Parent or any Significant Subsidiary (the “bankruptcy provisions”); and

(8)	any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms of the Indenture.

A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Issuer of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Parent, Intermediate Holdco or the Issuer) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Parent, Intermediate Holdco or the Issuer shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Notwithstanding the foregoing, the Indenture will provide that, to the extent elected by the Issuer, the sole remedy for an Event of Default relating to the failure to file any documents or reports that Parent is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—SEC Reports,” will for the first 60 days after the occurrence of such an Event of Default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. The extension fee will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “Exchange Offer; Registration Rights.” If the Issuer so elects, such extension fee will be payable on all outstanding notes on or before the date on which such Event of Default first occurs. On the 61st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default. In the event the Issuer does not elect to pay the extension fee in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 60 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Issuer must (i) notify all holders of notes and the Trustee and paying agent of such election and (ii) pay such extension fee on or before the close of business on the date on which such Event of Default occurs. Upon the Issuer’s failure to timely give such notice or pay the extension fee, the notes will be subject to acceleration as provided above.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	such holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

(c)	the Trustee shall not have received from the holders of at least a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Parent, Intermediate Holdco or the Issuer, as such, will have any liability for any obligations of Parent, Intermediate Holdco or the Issuer under the notes , any Note Guarantee or the Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under federal securities laws.

Amendments and Waivers

Subject to certain exceptions, the Issuer and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the Indenture, the notes and the Note Guarantees, and the holders of at least a majority in aggregate principal amount of the notes outstanding may waive any past Default or compliance with any provisions of the Indenture and the notes (except a Default in the payment of principal, premium, interest, and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding note). However, without the consent of each affected holder of an outstanding note, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment or waiver;

(2)	reduce the rate of, or extend the time for payment of, interest on any note;

(3)	reduce the principal of, or extend the Stated Maturity of, any note;

(4)	make any note payable in money other than that stated in the note;

(5)	impair the right of any holder of the notes to receive payment of principal of, premium, if any, and interest on, such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(6)	release Parent’s or Intermediate Holdco’s Note Guarantee other than pursuant to the terms of the Indenture;

(7)	release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of such security interest;

(8)	subordinate the notes or any Note Guarantee in right of payment to any other obligation of the Issuer;

(9)	reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed, as described under “—Optional Redemption”;

(10)	reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer; provided, that, prior to the occurrence of a Change of Control, the holders of a majority in aggregate principal amount of the notes then outstanding may waive the requirement to complete a Change of Control Offer; or

(11)	at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto.

The Indenture and the notes may be amended by the Issuer and the Trustee without the consent of any holder of the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the notes;

(2)	provide for the assumption by a Surviving Person of the obligations of the Issuer under the Indenture or the assumption by a surviving person in any merger or consolidation of any Guarantor, of the obligations of such Guarantor under its Note Guarantee;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(A)(iv) and 163(f)(2)(B) of the Code, if then applicable);

(4)	add Guarantees with respect to the notes and release any Note Guarantee in accordance with the Indenture;

(5)	secure the notes, add to the covenants of the Issuer for the benefit of the holders of the notes or surrender any right or power conferred upon the Issuer;

(6)	make any change that does not adversely affect the rights of any holder of the notes;

(7)	comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	provide for the issuance of additional notes in accordance with the Indenture; or

(9)	conform the Indenture or the notes to any provision of this “Description of the Notes.”

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Issuer is required to mail to each holder of the notes at such holder’s address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the Indenture and the Note Guarantees by each Guarantor (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate:

(1)	its obligations under the covenants described under “—Repurchase at the Option of Holders upon a Change of Control” and “—Certain Covenants”;

(2)	the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries described under “—Events of Default” above; and

(3)	the limitation contained in clause (d) under the first paragraph of “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”). Each Note Guarantee will be released upon covenant defeasance.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “—Repurchase at the Option of Holders upon a Change of Control” and “—Certain Covenants”), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Events of Default” above or because of the failure of the Issuer to comply with clause (d) under the first paragraph of “—Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)	the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be;

(b)	the Issuer delivers to the Trustee a certificate from a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the notes to be defeased to maturity or redemption, as the case may be;

(c)	123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (7) under “—Events of Default” occurs with respect to the Issuer or any other Person making such deposit which is continuing at the end of the period;

(d)	no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e)	such deposit does not constitute a default under any other material agreement or material instrument binding on the Issuer;

(f)	the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g)	in the case of the legal defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that:

(1)	the Issuer has received from the Internal Revenue Service a ruling; or

(2)	since the date of the Indenture there has been a change in the applicable U.S. federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h)

in the case of the covenant defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i)	the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(a)	either:

(1)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2)	all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(c)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture, the notes and the Note Guarantees are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wells Fargo Bank, National Association will be the Trustee under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a)	any Property (other than cash, Cash Equivalents and securities) to be owned by the Issuer or any Restricted Subsidiary and used in a Related Business;

(b)	Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary from any Person other than the Issuer or an Affiliate of the Issuer; provided, however, that such Restricted Subsidiary is primarily engaged in a Related Business; or

(c)	Capital Stock of a Permitted Joint Venture; provided, however, that the acquisition of such Capital Stock complies with the covenant described under “—Certain Covenants—Limitation on restricted payments.”

“Affiliate” of any specified Person means:

(a)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b)	any other Person who is a director or executive officer of:

(1)	such specified Person;

(2)	any Subsidiary of such specified Person; or

(3)	any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b)	any other Property of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(1)	any disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary,

(2)	any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on restricted payments,”

(3)	any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property—The Issuer,”

(4)	the sale or other disposition of cash or Cash Equivalents,

(5)	the exchange of assets held by the Issuer or a Restricted Subsidiary of the Issuer for assets held by any Person (including Capital Stock of such Person), provided that (i) the assets received by the Issuer or such Restricted Subsidiary of the Issuer in any such exchange will immediately constitute, be part of or be used in a Related Business, and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged,

(6)	any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $10.0 million, and

(7)	any disposition of surplus, discontinued, damaged or worn-out equipment or other immaterial assets no longer used in the ongoing business of the Issuer and its Restricted Subsidiaries.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)	if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b)	in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)	the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b)	the sum of all such payments.

“Board of Directors” means the board of directors or board of managers of the referent person. Unless the context otherwise requires, “Board of Directors” shall refer to the managing member or Board of Directors, as applicable, of the Issuer.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City (or where the paying agent’s office is located) are authorized or required by law to close.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock, membership interests or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary of Parent or an employee stock ownership plan or trust established by Parent or any such Subsidiary for the benefit of their employees) by the Issuer of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a)	United States dollars or euros;

(b)	Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(c)	certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank or any commercial bank in a member state of the European Union, in each case, having capital and surplus in excess of $500.0 million;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)	commercial paper, having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(f)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change of Control” means the occurrence of any of the following events:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Parent; or

(b)	the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Parent, the Issuer and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary), shall have occurred or Parent merges or consolidates with or into any other Person or any other Person merges or consolidates with or into Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Parent is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1)	the outstanding Voting Stock of Parent is reclassified into or exchanged for other Voting Stock of Parent or for Voting Stock of the Surviving Person; and

(2)	the holders of the Voting Stock of Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Parent or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c)

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of Parent was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Parent then in office;

(d)	Parent ceases to own directly or indirectly 100% of the Capital Stock of the Issuer or any successor-in-interest to the Issuer, except in connection with the merger of the Issuer with Intermediate Holdco or Parent; or

(e)	the stockholders of Parent or the Issuer shall have approved any plan of liquidation or dissolution of Parent or the Issuer, except, with respect to the Issuer, in connection with the merger of the Issuer with Intermediate Holdco or Parent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Cash Flow” means, for any period, an amount equal to, for the Issuer and its Consolidated Restricted Subsidiaries:

(a)	the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1)	the provision for taxes based on income or profits or utilized in computing net loss,

(2)	Consolidated Fixed Charges,

(3)	depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Issuer and its Consolidated Restricted Subsidiaries for such period, and

(4)	any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

(b)	all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Issuer and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a)	all intercompany items between the Issuer and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b)	all current maturities of long-term Debt.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a)	the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available, to

(b)	Consolidated Fixed Charges for such four fiscal quarters;

provided, however, that:

(1)	if

(A)	since the beginning of such period the Issuer or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B)	the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such four-quarter period; provided that, in the event of any such Repayment of Debt, Consolidated Cash Flow for such period shall be calculated as if the Issuer or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2)	if

(A)	since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B)	the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C)	since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period, shall have made such an Asset Sale, Investment or acquisition, then Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Issuer shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Fixed Charges” means, for any period, the total interest expense of the Issuer and its Consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication,

(a)	interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b)	amortization of debt discount and debt issuance costs, including commitment fees,

(c)	capitalized interest,

(d)	non-cash interest expense,

(e)	commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f)	net costs associated with Hedging Obligations (including amortization of fees) related to Interest Rate Agreements,

(g)	Disqualified Stock Dividends,

(h)	Preferred Stock Dividends,

(i)	interest Incurred in connection with Investments in discontinued operations, and

(j)	interest actually paid by the Issuer or any Restricted Subsidiary under any Guarantee of Debt of any other Person.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its Consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a)	any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, equity of the Issuer and its Consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below),

(b)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Issuer, except that, subject to the exclusion contained in clause (d) below, the equity of the Issuer and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)),

(c)	any gain or loss realized upon the sale or other disposition of any Property of the Issuer or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d)	any net after-tax extraordinary gain or loss,

(e)	to the extent non-cash, any unusual, non-operating or non-recurring gain or loss,

(f)	the cumulative effect of a change in accounting principles,

(g)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Issuer or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Issuer (other than Disqualified Stock),

(h)	any cash or non-cash expenses attributable to the closing of manufacturing facilities or the lay-off of employees, in either case which are recorded as “restructuring and other specific charges” in accordance with GAAP, and

(i)	gains or losses due to fluctuations in currency values and the related tax effect.

Notwithstanding the foregoing, for purposes of the covenant described under “—Certain Covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means Total Assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Issuer and its Restricted Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)	the excess of cost over Fair Market Value of assets or businesses acquired;

(b)	any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Issuer immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d)	minority interests in consolidated Subsidiaries held by Persons other than the Issuer or any Restricted Subsidiary;

(e)	treasury stock;

(f)	cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g)	Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Restricted Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereinafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreements” mean (i) the Loan and Security Agreement dated as of May 10, 2010, by and between Parent and the Issuer, and certain of its Subsidiaries, as Borrowers, and Certain Financial Institutions, as Lenders and Bank of America, N.A., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner, and Agent and (ii) the Credit Agreement, dated as of February 9, 2010, among the Issuer, as Borrower, Parent and Intermediate Holdco, as guarantors, Barclays Bank PLC, as Administrative Agent, Collateral Agent and Documentation Agent, the lenders party thereto, Barclays Capital, as Joint Lead Arranger and Joint Book Runner and Morgan Stanley Senior Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt or commercial paper facilities (including, without limitation, under the Credit Agreements) with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under the covenant described under “—Certain Covenants—Limitation on debt”), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto (including, without limitation, any guarantee agreements and security documents).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of and premium (if any) in respect of:

(1)	debt of such Person for money borrowed; and

(2)	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)	all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)	the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)	all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)	all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1)	zero if such Hedging Obligation has been Incurred pursuant to clause (f) or (g) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on debt,” or

(2)	the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock of Parent or the Issuer or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)	is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part; or

(c)

is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), 123 days following the Stated Maturity of the notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on restricted payments.”

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock held by Persons other than a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Issuer.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a)	if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Issuer, or

(b)	if such Property has a Fair Market Value in excess of $25.0 million, by at least a majority of the Board of Directors and evidenced by a resolution of the Board of Directors dated within 30 days of the relevant transaction.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), provided, however, that the term “Guarantee” shall not include:

(1)	endorsements for collection or deposit in the ordinary course of business; or

(2)	a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“holder” means a Person in whose name a note is registered in the note register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “—Certain Covenants—Limitation on debt,” amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third-party appraiser of national standing in the United States, provided that such firm or appraiser is not an Affiliate of the Issuer or Parent.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “—Certain Covenants—Limitation on restricted payments” and “—Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Issuer or such other Restricted Subsidiary, and (b) at the time that a Subsidiary of the Issuer is designated an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)	the portion of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation (proportionate to the Issuer’s equity interest in such Subsidiary).

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or the equivalent ratings from any other relevant Rating Agency).

“Issue Date” means November 9, 2010.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b)	all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale;

provided, however, that (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required or is otherwise subject to any purchase price or similar adjustment by contract to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person from escrow or the amount of such adjustment is otherwise finally determined and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Available Cash only at such time as it is so converted.

“Non-Recourse Debt” means Debt:

(a)	as to which neither the Issuer nor any Restricted Subsidiary provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or is directly or indirectly liable (as a guarantor or otherwise) or as to which there is any recourse to the assets of the Issuer; and

(b)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of other Debt of the Issuer or any Restricted Subsidiary to declare a default under such other Debt or cause the payment therefor to be accelerated or payable prior to its stated maturity.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President or Senior Vice President of the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Investment” means any Investment by the Issuer or a Restricted Subsidiary in existence on the Issue Date or in:

(a)	the Issuer or any Restricted Subsidiary;

(b)	any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c)	any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Issuer or a Restricted Subsidiary;

(d)	Cash Equivalents;

(e)	receivables owing to the Issuer or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(f)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)	loans and advances to employees made in the ordinary course of business consistent with past practices of the Issuer or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(h)	stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments;

(i)	any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on asset sales;”

(j)	Investments in Permitted Joint Ventures that do not exceed 15% of Total Assets in the aggregate outstanding at any one time;

(k)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer;

(l)	Investments represented by Hedging Obligations if such Hedging Obligation has been Incurred pursuant to clause (f) or (g) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on debt”; and

(m)	other Investments (other than Investments in Parent or Intermediate Holdco) made for Fair Market Value that do not exceed $50.0 million in the aggregate outstanding at any one time.

“Permitted Joint Venture” means any Person which is, directly or indirectly, engaged principally in a Related Business, and the Capital Stock, or securities convertible into Capital Stock, of which is owned by the Issuer or a Restricted Subsidiary and one or more Persons other than the Issuer or any of its Affiliates.

“Permitted Liens” means:

(a)	Liens securing the notes or the Note Guarantees;

(b)	Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph under “—Certain Covenants—Limitation on debt;”

(c)	Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph under “—Certain Covenants—Limitation on debt”; provided that any such Lien may not extend to any Property of the Issuer, other than the Property acquired, constructed or leased with the proceeds of any such Debt and any improvements or accessions to such Property;

(d)	Liens for taxes, assessments or governmental charges or levies on the Property of the Issuer if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(e)	Liens imposed by law, such as carriers’, landlords’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Issuer arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(f)	Liens on the Property of the Issuer Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(g)	Liens on Property at the time the Issuer acquired such Property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that any such Lien may not extend to any other Property of the Issuer; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Issuer;

(h)	pledges or deposits by the Issuer under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer is party, or deposits to secure public or statutory obligations of the Issuer, surety or appeal bonds, performance bonds or deposits for the payment of rent or margin deposits, in each case Incurred in the ordinary course of business;

(i)	utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)	Liens securing Debt permitted to be Incurred with respect to any Hedging Obligations pursuant to the covenant described under “—Certain Covenants—Limitation on debt” or collateral for such Debt to which the Hedging Obligations relate;

(k)	Liens on the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

(l)	Liens in favor of the Issuer or a Restricted Subsidiary;

(m)	Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

(n)	Liens on the Property of the Issuer to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (c), (g) or (m) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with any improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1)	the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (c), (g) or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Issuer in connection with such Refinancing; and

(o)	Liens on assets of a Restricted Subsidiary securing Debt of such Restricted Subsidiary permitted by the covenant described under “Certain covenants—Limitation on debt”; and

(p)	other Liens to secure Debt, so long as the aggregate principal amount of Debt secured thereby at the time such Lien is created does not exceed $50.0 million.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)	such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)	the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b)	the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c)	the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d)	the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided,	however, that Permitted Refinancing Debt shall not include:

(x)	Debt of a Subsidiary of the Issuer that Refinances Debt of the Issuer or a Guarantor; or

(y)	Debt of the Issuer or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a)	consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b)	Incurred to finance the acquisition, construction or lease by the Issuer or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Issuer or such Restricted Subsidiary.

“Qualified Equity Offering” means any public or private offering for cash of Capital Stock (other than Disqualified Stock) of Parent (the net proceeds of which are contributed to the Issuer as common equity) other than (i) public offerings of Capital Stock registered on Form S-8 or (ii) other issuances upon the exercise of options of employees of Parent or any of its Subsidiaries.

“Rating Agencies” means Moody’s and S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means the registration rights agreement among Parent, the Guarantors and the initial purchasers entered into in connection with the notes.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date and any reasonable extension thereof.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “—Certain Covenants—Limitation on asset sales” and the definition of “Consolidated Fixed Charge Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a)	any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Issuer or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Issuer or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Issuer or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Issuer;

(b)	the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary (other than from the Issuer or a Restricted Subsidiary and other than for Capital Stock of the Issuer that is not Disqualified Stock);

(c)	the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); and

(d)	any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such Property to another Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Parent within the meaning of Rule 1-02(w) under Regulation S-X promulgated by the Commission.

“Stated Maturity” means, with respect to any Debt or security, the date specified in such security or the instrument governing such Debt as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of the Issuer or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or such Guarantor’s Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)	such Person;

(b)	such Person and one or more Subsidiaries of such Person; or

(c)	one or more Subsidiaries of such Person.

“Surviving Person” means the surviving Person formed by a merger or consolidation and, for purposes of the covenant described under “—Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of the Issuer is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Total Assets” means, with respect to any date of determination, the Issuer’s and its Consolidated Restricted Subsidiaries’ total consolidated assets shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination, after deducting therefrom, to the extent otherwise included, the amounts of (without duplication):

(a)	minority interests in consolidated Subsidiaries held by Persons other than the Issuer or any Restricted Subsidiary; and

(b)	Investments in and assets of Unrestricted Subsidiaries.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2013; provided, however that if the period from the redemption date to November 15, 2013 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Issuer that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Certain Covenants—Designation of restricted and unrestricted subsidiaries”; and in any case so long as the respective Unrestricted Subsidiary is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to the covenant described under “—Certain Covenants—Designation of restricted and unrestricted subsidiaries”; and

(b)	any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Issuer and its other Wholly Owned Restricted Subsidiaries.

Book-Entry; Delivery and Form

We will issue exchange notes only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000. We will not issue Notes in bearer form. We initially issued the private notes, and will initially issue the exchange notes, in the form of one or more global notes (“Global Notes”). We will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Exchanges of Book-Entry Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a Note in certificated form unless:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depository; or

(2)	We, at our option, notify the Trustee in writing that we are electing to issue the Notes in certificated form; or

(3)	an event of default shall have occurred and be continuing with respect to the notes represented by such Global Note.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC, Euroclear Bank S.A./N.V. (as operator of the Euroclear system, “Euroclear”) and Clearstream Banking Luxembourg (“Clearstream”), that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the indenture governing the Notes and the Notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder of a Global Note (or any Note represented thereby) under the indenture governing the Notes or the Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, the Global Notes will be exchanged for legended Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain United States federal income tax consequences relevant to the exchange of the old notes for new notes in the exchange offer and the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects relating thereto. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	United States expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). Moreover, the effects of other United States federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

THIS SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of the old notes for new notes will not be a taxable event to you for United States federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to the holders as the old notes have to holders, including without limitation, the same issue price, adjusted tax basis and holding period.

U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest

Subject to an election described below to include stated interest on a note in gross income on a constant yield basis, stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for United States federal income tax purposes.

Additional Payments

In certain circumstances (see, for example, “Description of the New Notes—Optional redemption” and “Description of the New Notes—Repurchase at the option of holders upon a change of control”), we may be obligated to make payments in excess of stated interest and adjusted issue price of the notes. In addition, we may be required to pay special interest on the notes in the event we fail to meet certain obligations to maintain the effectiveness of the registration statement of which this prospectus is a part. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of these additional payments. This position is based in part on our assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of Notes” and any payments of additional interest in the event we do not maintain the effectiveness of the registration statement should be taxable as additional ordinary income when received or accrued, in accordance with such holder’s method of accounting for United States federal income tax purposes. In all such instances, our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Market Discount

If you acquire a note at a cost that is less than its stated redemption price at maturity (i.e., its stated principal amount), the amount of such difference is treated as “market discount” for United States federal income tax purposes, unless such difference is less than 0.0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). Under the market discount rules of the Code, you are required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not been previously included in income. If you dispose of such note in certain otherwise nontaxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value. In general, the amount of market discount that has accrued is determined on a ratable basis. You may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is generally irrevocable. With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. You may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election with apply to all debt instruments you acquire on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Your tax basis in a note will be increased by the amount of market discount included in your income under the election.

Amortizable Bond Premium

If you purchase a note for an amount in excess of the stated redemption price at maturity, you will be considered to have purchased the note with “amortizable bond premium” in an amount equal to the excess. Generally, you may elect to amortize the premium as an offset to interest, using a constant yield method similar to that described above, over the remaining term of the note. However, since a note may be optionally redeemed by us for an amount in excess of its principal amount, special rules apply that could result in a deferral of the amortization of the bond premium until later in the term of the note. The amount of amortizable bond premium that you may deduct in any accrual period is limited to the amount by which your total interest inclusions on the note in prior accrual periods exceed the total amount you treated as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

Election of Constant Yield Method

You may elect to include in gross income all interest that accrues on a note, including any stated interest, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium, by using a constant yield method prescribed in the Code and applicable Treasury Regulations. This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by you with market discount on or after the first day of the taxable year to which the election first applies, and it may be revoked only with the consent of the IRS. Your tax basis in the note will be increased by each accrual of income, and decreased by any payment on the note (including a payment of stated interest), under the constant yield election described in this paragraph.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, decreased by any amortizable bond premium in respect of the note which has been taken into account and reduced by any payment on the note other than a payment of qualified stated interest, and increased by any market discount previously included in income in respect of the note. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest on or proceeds from the sale or other disposition of the notes (including a redemption or retirement of the notes). Certain holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	such holder furnishes an incorrect TIN;

•	such holder is notified by the IRS that the holder has failed properly to report payments of interest or dividends; or

•	such holder fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of the notes who is not a U.S. Holder or a partnership. Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, United States expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business generally will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides us or our agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a United States permanent establishment to which such interest is attributable), then, although exempt from United States federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to United States federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Additional Amounts

As more fully described under, for example, “Description of the New Notes—Optional redemption” and “Description of the New Notes—Repurchase at the option of holders upon a change of control,” upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the adjusted issue price of the notes. In addition, we may be required to pay special interest on the notes in the event we fail to meet certain obligations to maintain the effectiveness of the registration statement of which this prospectus is a part. Such payments may be treated as interest, subject to the rules described under “—Non-U.S. Holders—Payments of Interest,” or additional amounts paid for the notes, subject to the rules described under “—Non-U.S. Holders—Sale or Other Taxable Disposition of the Notes,” as applicable, or as other income subject to the United States federal withholding tax. A Non-U.S. Holder that is subject to the United States federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of Notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made on the notes to the Non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has provided the statement described above under “Non-U.S. Holders—Payments of Interest.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain United States-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for use in connection with any such resale will state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

Legal Matters

Certain legal matters with regard to the validity of the exchange notes will be passed upon by Latham & Watkins LLP, Menlo Park, California.

Experts

The financial statements for the Predecessor Company from December 28, 2009 to May 10, 2010 and the Successor Company from May 11, 2010 to December 26, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 26, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 27, 2009 and for each of the two years in the period ended December 27, 2009, included in our Annual Report on Form 10-K for the year ended December 26, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of December 27, 2009 and for each of the two years in the period ended December 27, 2009, are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Available Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters (File No. 001-34747). You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of these materials at prescribed rates by mail by writing to the SEC’s Public Reference Section at the address set forth above, or by calling (800) SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. Information contained in our web site is not part of this prospectus.

Incorporation by Reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

Spansion Inc. SEC Filings (File No. 001-34747)	Period ended
Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2011 Annual Meeting of Stockholders)	December 26, 2010
Quarterly Report on Form 10-Q	March 27, 2011
Current Report on Form 8-K (except with respect to information disclosed under Item 2.02 thereof)	Filed on January 26, 2011
Current Report on Form 8-K	Filed on March 28, 2011
Current Report on Form 8-K	Filed on May 3, 2011
Current Report on Form 8-K	Filed on May 18, 2011

All documents that we file with the SEC from the date of this prospectus and prior to the termination of the exchange offer under this prospectus shall also be deemed to be incorporated in this prospectus by reference (except that, unless otherwise expressly indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

You may obtain copies of these documents from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing to us at Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or calling us at (408) 962-2550.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

We have the power to indemnify its directors, officers and other persons against liability for certain acts pursuant to Section 145 of the DGCL and pursuant to Article 8 of our Bylaws.

In addition, the Company maintains a standard form of directors’ and officers’ liability insurance policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) paragraphs (a)(l)(i), (a)(1)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 27, 2011.

SPANSION LLC

By: Spansion Inc., its managing member

By	/s/ Randy W. Furr
Randy W. Furr Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John H. Kispert and Randy W. Furr, and each of them, to be his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ John H. Kispert John H. Kispert	President and Chief Executive Officer (Principal Executive Officer) and President, Chief Executive Officer and Director of managing member, Spansion Inc.	May 27, 2011

/s/ Randy W. Furr Randy W. Furr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Executive Vice President and Chief Financial Officer of managing member, Spansion Inc.	May 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 27, 2011.

SPANSION INC.

By	/s/ Randy W. Furr
Randy W. Furr Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John H. Kispert and Randy W. Furr, and each of them, to be his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ John H. Kispert John H. Kispert	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2011

/s/ Randy W. Furr Randy W. Furr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2011

Raymond Bingham	Director

/s/ Eugene I. Davis Eugene I. Davis	Director	May 27, 2011

/s/ Hans Geyer Hans Geyer	Director	May 27, 2011

Signature	Title	Date

/s/ Paul Mercadante Paul Mercadante	Director	May 27, 2011

/s/ Ajay Shah Ajay Shah	Director	May 27, 2011

Clifton Thomas Weatherford	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 27, 2011.

SPANSION TECHNOLOGY LLC

By: Spansion Inc., its sole member

By	/s/ Randy W. Furr
Randy W. Furr Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John H. Kispert and Randy W. Furr, and each of them, to be his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ John H. Kispert John H. Kispert	Chief Executive Officer (Principal Executive Officer) and President, Chief Executive Officer and Director of sole member, Spansion Inc.	May 27, 2011

/s/ Randy W. Furr Randy W. Furr	Chief Financial Officer (Principal Financial and Accounting Officer) and Executive Vice President and Chief Financial Officer of sole member, Spansion Inc.	May 27, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Indenture governing 7.875% Senior Notes due 2017, including the form of 7.875% Senior Notes due 2017, dated November 9, 2010, between Spansion LLC, the parent guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.1 to Spansion Inc.’s Current Report on Form 8-K dated November 9, 2010, is hereby incorporated by reference.

4.2	Registration Rights Agreement, dated November 9, 2010, between Spansion LLC, the parent guarantors party thereto, and Barclays Capital Inc. and Morgan Stanley & Co. Incorporated, as representatives for the initial purchasers named therein, filed as Exhibit 10.1 to Spansion Inc.’s Current Report on Form 8-K dated November 9, 2010, is hereby incorporated by reference.

5.1	Opinion of Latham & Watkins LLP.*

12.1	Statement of Computation of Ratios.*

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firms.*

24.1	Power of Attorney (included on the signature page of this Registration Statement).

25.1	Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank, National Association, as Trustee for the 7.875% Senior Notes due 2017.*

*	Filed herewith.